Filed Pursuant to Rule 424B5
Registration No. 333-43267
Prospectus Supplement to Prospectus dated December 12, 2001.

2,700,000 Shares

Common Shares of Beneficial Interest

       Our common shares of beneficial interest are listed on the New York Stock Exchange under the symbol “LRY.” The last reported sale price of our common shares on December 9, 2003 was $38.35 per share.

       To preserve our status as a real estate investment trust for federal income tax purposes, we impose certain restrictions on ownership of our common and preferred shares. See “Description of Preferred Shares–Restrictions on Ownership” beginning on page 31 of the accompanying prospectus.

       See “Risk Factors” beginning on page 4 of the accompanying prospectus and on page 10 of our annual report on Form 10-K for the year ended December 31, 2002 for factors you should consider before buying the common shares.

       Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Initial price to public	$37.25	$100,575,000
Underwriting discount(1)	$0.35	$945,000
Proceeds, before expenses, to Liberty Property Trust	$36.90	$99,630,000

(1)	In addition, Goldman, Sachs & Co. may receive from purchasers of the common shares normal brokerage commissions in amounts agreed upon with such purchasers.

       To the extent that Goldman, Sachs & Co. sells more than 2,700,000 common shares, Goldman, Sachs & Co. has the option to purchase up to an additional 405,000 common shares from us at the initial price to public less the underwriting discount.

       Goldman, Sachs & Co. expects to deliver the shares against payment in New York, New York on December 12, 2003.

Goldman, Sachs & Co.

Prospectus Supplement dated December 9, 2003.

ABOUT THIS PROSPECTUS SUPPLEMENT

       In this prospectus supplement, references to the “Company,” “we,” “us” and “our” are to Liberty Property Trust, a Maryland real estate investment trust, and its consolidated subsidiaries, including, among others, Liberty Property Limited Partnership, through which Liberty Property Trust conducts substantially all of its operations and owns substantially all of its assets, or, as the context may require, Liberty Property Trust only.

       This prospectus supplement contains the terms of this offering. A description of our common shares of beneficial interest is incorporated by reference in the accompanying prospectus. This prospectus supplement, or the information incorporated by reference, may add, update or change information in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference, will apply and will supersede that information in the accompanying prospectus.

       It is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where To Find Additional Information” in the accompanying prospectus.

THE COMPANY

       We provide leasing, property management, acquisition, development, construction and design management and other related services for our properties. As of September 30, 2003, we operated 663 industrial and office properties totaling approximately 53 million leasable square feet. These properties were approximately 91.2% leased to approximately 1,900 tenants as of that date. As of the same date, we also had nine properties under development, which we expect will generate, upon completion, approximately 798,000 leasable square feet. We also owned 1,095 acres of land on September 30, 2003, which we anticipate are capable of supporting, as and when developed, approximately 12 million leasable square feet. Our properties and land are located principally within the Southeastern, Mid-Atlantic and Midwestern United States.

       We are a self-administered and self-managed real estate investment trust, or REIT, based in Malvern, Pennsylvania that was formed in 1994 to continue and expand the commercial real estate business of Rouse & Associates. Founded in 1972, Rouse & Associates was a developer and manager of commercial real estate in the Southeastern, Mid-Atlantic and West Coast markets of the United States. We are the sole general partner and also a limited partner of, and owned, as of September 30, 2003, approximately 95.6% of the common equity in, Liberty Property Limited Partnership, our operating partnership. Substantially all of our assets are owned and substantially all of our operations are conducted, directly or indirectly, by the operating partnership.

       Our executive offices are located at 65 Valley Stream Parkway, Malvern, Pennsylvania 19355, and our telephone number is (610) 648-1700. Our website address is www.libertyproperty.com. The information on our website is not part of this prospectus supplement or the accompanying prospectus.

USE OF PROCEEDS

       We estimate that the net proceeds from the sale of the common shares offered by this prospectus supplement will be approximately $99.5 million, or approximately $114.4 million if Goldman, Sachs & Co. exercises its option in full, after deducting the underwriting discount and other estimated offering expenses. We intend to use the net proceeds to repay indebtedness under our $350 million credit facility and for other general corporate purposes, including potential redemptions of preferred units of limited partnership interest in our operating partnership. As of September 30, 2003, we had outstanding indebtedness under the credit facility of $152 million, bearing interest at LIBOR plus 70 basis points, or 1.74% per annum. The credit facility matures in January 2006. The indebtedness outstanding under the credit facility was originally incurred principally in connection with our acquisition and development activities. For additional information, see “Underwriting.”

FEDERAL INCOME TAX CONSEQUENCES

       The following discussion describes material U.S. federal income tax consequences relating to the ownership and disposition of common shares. This discussion supersedes the discussion contained under the heading “Federal Income Tax Considerations With Respect to the Trust and the Operating Partnership — Taxation of Taxable Domestic Shareholders” in the accompanying prospectus. The section of the discussion that follows under the heading “Updated Disclosure Regarding REIT Qualification” modifies and updates portions of the discussion in the accompanying prospectus contained under the headings “Federal Income Tax Considerations With Respect to the Trust and the Operating Partnership — Taxation of the Trust” and “— Requirements for Qualification.” As used in this section, the term “Trust” refers to Liberty Property Trust.

       Because the following discussion is a summary that, in conjunction with the discussion contained under the heading “Federal Income Tax Considerations with Respect to the Trust and the Operating Partnership” in the accompanying prospectus, is intended to address only material federal income tax consequences relating to the ownership and disposition of common shares that will apply to all holders, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

•	the tax consequences to you may vary depending on your particular tax situation;

•	special rules that are not discussed below may apply to you if, for example, you are a tax-exempt organization, a broker-dealer, a non-U.S. person, a trust, an estate, a regulated investment company, a financial institution, an insurance company, or otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”);

•	this summary does not address state, local or non-U.S. tax considerations;

•	this summary deals only with the Trust’s common shareholders that hold common shares as “capital assets,” within the meaning of Section 1221 of the Internal Revenue Code; and

•	this discussion is not intended to be, and should not be construed as, tax advice.

       You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of ownership and disposition of common shares on your tax situation, including any state, local or non-U.S. tax consequences.

       The information in this section is based on the current Internal Revenue Code, current, temporary and proposed Treasury regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service, including its practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. It is possible that the Internal Revenue Service could challenge the statements in this discussion, which do not bind the Internal Revenue Service or the courts, and that a court could agree with the Internal Revenue Service.

Taxation of U.S. Shareholders

       As used in the remainder of this discussion, the term “U.S. shareholder” means a beneficial owner of common shares that is, for United States federal income tax purposes:

(1)	a citizen or resident, as defined in Section 7701(b) of the Internal Revenue Code;

(2)	a corporation or partnership, or other entity treated as a corporation or partnership for federal income tax purposes, created or organized under the laws of the United States, any state or the District of Columbia;

(3)	an estate the income of which is subject to federal income taxation regardless of its source; or

(4)	in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons, and a qualifying trust that elects to be treated as a United States trust under applicable Treasury regulations.

       Generally, in the case of a partnership that holds common shares, any partner that would be a U.S. shareholder if it held common shares directly is also a U.S. shareholder. A “non-U.S. shareholder” is a holder, including any partner in a partnership that holds common shares, that is not a U.S. shareholder.

       Distributions — General. So long as we qualify as a REIT, distributions to our U.S. shareholders out of our current or accumulated earnings and profits that are not designated as capital gain dividends or “qualified dividend income” will be taxable as ordinary income and will not be eligible for the dividends received deduction generally available for corporations. (In the event that we do not qualify as a REIT, distributions made to shareholders, to the extent meeting the requirements of “qualified dividend income” discussed below, will generally be taxable to individual shareholders as capital gain.) Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that the distributions do not exceed the adjusted tax basis of the shareholder’s shares. Such distributions will reduce the adjusted basis of such shares. Distributions in excess of our current and accumulated earnings and profits that exceed the U.S. shareholder’s adjusted basis in its shares will be taxable as capital gains in the amount of such excess if the shares are held as a capital asset. If we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend, and the shareholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

       Capital Gain Distributions. We may elect to designate distributions of our net capital gain as “capital gain dividends.” Capital gain dividends are taxed to shareholders as gain from the sale or exchange of a capital asset held for more than one year, without regard to how long the U.S. shareholder has held its shares. Designations made by us only will be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If we designate any portion of a dividend as a capital gain dividend, a U.S. shareholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the shareholder as capital gain. Corporate shareholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

       Instead of paying capital gain dividends, we may designate all or part of our net capital gain as “undistributed capital gain.” We will be subject to tax at regular corporate rates on our undistributed capital gain.

       A U.S. shareholder:

(1)	will include in its income as long-term capital gains its proportionate share of our undistributed capital gains; and

(2)	will be deemed to have paid its proportionate share of the tax paid by us on such undistributed capital gains and receive a credit or a refund to the extent that its proportionate share of the tax paid by us exceeds the U.S. shareholder’s tax liability on the undistributed capital gain.

       A U.S. shareholder will increase the basis in its common shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. Our earnings and profits will be adjusted appropriately.

       With respect to shareholders who are taxed at the rates applicable to individuals, we will classify portions of any designated capital gain dividend or undistributed capital gain as either:

(1)	a 15% rate gain distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 15%; or

(2)	an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 25%, depending upon the source of the capital gain.

       In addition, under a transitional rule applicable to taxable years including May 6, 2003, capital gain dividends attributable to sales or exchanges of property by us prior to May 6, 2003, that are not

“unrecaptured Section 1250 gain” subject to a maximum rate of 25%, will be subject to a maximum rate of taxation of 20% for non-corporate U.S. shareholders, rather than to the 15% maximum rate currently applicable.

       We must determine the maximum amounts that we may designate as 15% (or 20% for certain amounts in 2003) and 25% rate capital gain dividends by performing the computation required by the Internal Revenue Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%.

       Recipients of capital gains dividends from the Trust that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on those dividends.

       Qualified Dividend Income. We may elect to designate a portion of our distributions paid to shareholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. shareholders at capital gain rates, provided that the shareholder has held the common shares with respect to which the distribution is made for more than 60 days during the 120-day period beginning on the date that is 60 days before the date on which such common shares become ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(1)	the qualified dividend income received by us during such taxable year from non-REIT corporations (including the corporate subsidiaries and other taxable REIT subsidiaries);

(2)	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the federal income tax paid by us with respect to such undistributed REIT taxable income; and

(3)	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a C corporation over the federal income tax paid by us with respect to such built-in gain.

       Generally, dividends that we receive will be treated as qualified dividend income for purposes of (1) above if the dividends are received from a domestic corporation (other than a REIT or a regulated investment company) or a “qualifying foreign corporation” and specified holding period requirements and other requirements are met. A foreign corporation (other than a “foreign personal holding company,” a “foreign investment company,” or “passive foreign investment company”) will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the stock of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States. We generally expect that an insignificant portion, if any, of our distributions will consist of qualified dividend income.

       Sunset of Reduced Tax Rate Provisions. The currently applicable provisions of the federal income tax laws relating to the 15% rate of capital gain taxation and the applicability of capital gain rates for designated qualified dividend income of REITs are currently scheduled to “sunset” or revert back to provisions of prior law effective for taxable years beginning after December 31, 2008. Upon the sunset of the current provisions, all dividend income of REITs and non-REIT corporations would be taxable at ordinary income rates and capital gain tax rates would be increased (from 15% to 20%). The impact of this reversion is not discussed herein. Consequently, shareholders should consult their own tax advisors regarding the effect of sunset provisions on an investment in common shares.

       Other Tax Considerations. Distributions made by us and gain arising from the sale or exchange by a U.S. shareholder of shares will not be treated as passive activity income and, as a result, U.S. shareholders generally will not be able to apply any “passive losses” against this income or gain. In addition, regular taxable dividends from the Trust generally will be treated as investment income for purposes of the investment interest limitations. In addition, a U.S. shareholder may elect to treat capital gain dividends, capital gains from the disposition of shares and income designated as qualified dividend income as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be taxed at ordinary income rates. We will notify shareholders regarding the portions of distributions for each year that constitute ordinary income, return of capital, capital gain, and qualified dividend income. U.S. shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Our operating or capital losses would be carried over by us for potential offset against future income, subject to applicable limitations.

       Sales of Shares. Upon any taxable sale or other disposition of common shares, a U.S. shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between:

(1)	the amount of cash and the fair market value of any property received on the sale or other disposition; and

(2) the holder’s adjusted basis in the shares for tax purposes.

       This gain or loss will be a capital gain or loss if the shares have been held by the U.S. shareholder as a capital asset. The applicable tax rate will depend on the shareholder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the shareholder’s tax bracket. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate shareholders) to a portion of capital gain realized by a noncorporate shareholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.”

       If the shareholder recognizes a loss as a result of a transaction with respect to our shares of at least (i) for a shareholder that is an individual, S corporation, trust, or a partnership with at least one noncorporate unitholder, $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, or (ii) for a shareholder that is either a corporation or a partnership with only corporate unitholders, $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, such shareholder may be required to file a disclosure statement with the Internal Revenue Service on Form 8886. Direct shareholders of portfolio securities are in many cases exempt from this reporting requirement, but shareholders of a REIT currently are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Shareholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

       Shareholders are urged to consult with their own tax advisors with respect to their capital gain tax liability. A corporate U.S. shareholder will be subject to tax at a maximum rate of 35% on capital gain from the sale of our shares held for more than one year. In general, any loss recognized by a U.S. shareholder upon the sale or other disposition of shares that have been held for six months or less, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. shareholder from the Trust that were required to be treated as long-term capital gains.

       Backup Withholding Rate. As a result of recent legislation, the backup withholding rate for 2003 has been reduced to 28%.

Updated Disclosure Regarding REIT Qualification

       The following discussion updates portions of the discussion in the accompanying prospectus with respect to the Trust’s classification as a REIT. The Trust has satisfied and intends to continue to satisfy all conditions required to maintain its status as a REIT, including meeting the Income and Asset Tests discussed in the accompanying prospectus.

       With respect to the Income Tests, if the Trust fails to satisfy either the 75% gross income test or the 95% gross income test discussed in the accompanying prospectus, but nonetheless maintains its qualification as a REIT because other requirements are met, it will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which 75% of its gross income exceeds the amount of its income qualifying under the 75% test for the taxable year or (2) the amount by which 90% of its gross income exceeds the amount of its income qualifying for the 95% income test for the taxable year, multiplied by a fraction intended to reflect the Trust’s profitability.

       If the Trust acquires any assets from a non-REIT C corporation in a carry-over basis transaction, the Trust would be liable for corporate income tax, at the highest applicable corporate rate for the “built-in gain” with respect to those assets if the Trust disposed of those assets within 10 years after they were acquired, provided no election is made for the transaction to be currently taxable. To the extent that assets are transferred to the Trust in a carry-over basis transaction by a partnership in which a corporation owns an interest, we will be subject to this tax in proportion to the non-REIT C corporation’s interest in the partnership. Built-in gain is the amount by which an asset’s fair market value exceeds its adjusted tax basis at the time we acquire the asset.

Proposed Legislation

       S. 1637, introduced in September 2003, which incorporates provisions from previously proposed legislation S. 1658, introduced in August 2003, as well as provisions appearing in H.R. 1890, introduced in April 2003, would, among other things, modify the treatment of foreign shareholders receiving REIT capital gain dividends. H.R. 2896, reported favorably by the House Ways and Means Committee on October 28, 2003, would, among other things, expand the types of securities to which the “straight debt” exception to the REIT asset test ownership limits for securities of a single issuer and modify the calculation of a REIT’s tax liability where a REIT fails to meet the 95% gross income test. Whether these proposals, or any other proposals, will be enacted, and if so, the date on which such amendments would be effective, cannot be determined at this time.

Recent Acquisitions by the Trust and the Operating Partnership

       Since the date of the accompanying prospectus, Liberty Property Limited Partnership, our operating partnership, acquired all of the stock of Liberty Property Development Corp. and Liberty Property Development Corp.-II not previously held by the operating partnership and now owns 100% of the outstanding stock of these two companies. Liberty Property Development Corp.-III was liquidated as of December 31, 2002. During the first quarter of the Trust’s 2001 taxable year, the Trust’s indirect ownership of the securities of Liberty Property Development Corp. and Liberty Property Development Corp.-II increased over its proportionate indirect ownership of Liberty Property Development Corp. and Liberty Property Development Corp.-II at the close of the preceding calendar quarter. The Trust made taxable REIT subsidiary elections for Liberty Property Development Corp. and Liberty Property Development Corp.-II, which were effective on or before April 30, 2001. The Trust made a taxable REIT subsidiary election for Aymer House Ltd., which was effective as of the date of the acquisition of securities in the entity by the operating partnership during 2001. The Trust made taxable REIT subsidiary elections for Silversword Properties Ltd., Rouse Kent Ltd. and its subsidiaries, and Cambridge MediPark Ltd., which were effective on the respective dates of acquisition of the stock of each entity by the operating partnership.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

      We have made statements in this prospectus supplement, in the attached prospectus and in the documents that are incorporated by reference in the prospectus that constitute “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. Forward-looking statements include information relating to acquisitions (including related pro forma financial information) and other business and development activities, future capital expenditures, financing sources and availability, and the effects of regulation (including environmental regulation) and competition. These forward-looking statements generally are accompanied by words such as “believes,” “anticipates,” “expects,” “estimates,” “should,” “seeks,” “intends,” “planned,” “outlook” and “goal” or similar expressions. You should understand that forward-looking statements are not guaranties and that there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements.

      Risks and uncertainties that may affect the operations, performance and results of our business include, but are not limited to, the following: (i) uncertainties affecting real estate businesses generally (such as entry into new leases, renewals of leases and dependence on tenants’ business operations), (ii) risks relating to construction and development activities, acquisitions and dispositions, (iii) possible environmental liabilities, (iv) risks relating to leverage and debt service (including availability of financing terms acceptable to us and sensitivity of our operations and financing arrangements to fluctuations in interest rates), (v) dependence on the primary markets in which our properties are located, (vi) the existence of complex regulations relating to status as a REIT and the adverse consequences of the failure to qualify as a REIT and (vii) the potential adverse impact of market interest rates on the market price for our securities and the securities of our operating partnership.

      Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those described in, or implied by, the forward-looking statements.

UNDERWRITING

       The Company and Goldman, Sachs & Co. have entered into an underwriting agreement with respect to the common shares being offered. Subject to the terms and conditions of the underwriting agreement, Goldman, Sachs & Co. has agreed to purchase all of the common shares offered hereby.

       Common shares sold by Goldman, Sachs & Co. to the public will initially be offered at the initial price to public set forth on the cover of this prospectus supplement. In addition, Goldman, Sachs & Co. may receive from purchasers of the common shares normal brokerage commissions in amounts agreed upon with such purchasers. If all the common shares are not sold at the initial price to public, Goldman, Sachs & Co. may change the offering price and the other selling terms.

       If Goldman, Sachs & Co. sells more than 2,700,000 shares, Goldman, Sachs & Co. has an option to buy up to an additional 405,000 common shares from us to cover such sales. Goldman, Sachs & Co. may exercise that option for 30 days from the date of this prospectus supplement.

       The following table shows the per share and total underwriting discounts and commissions to be paid to Goldman, Sachs & Co. by us. Such amounts are shown assuming both no exercise and full exercise of Goldman, Sachs & Co.’s option to purchase 405,000 additional shares.

Paid by the Company

	No Exercise	Full Exercise

Per Share	$0.35	$0.35
Total	$945,000	$1,086,750

       We and our trustees and executive officers have agreed with Goldman, Sachs & Co. not, subject to certain exceptions, to dispose of or hedge any common shares or securities convertible into or exchangeable for common shares during the period from the date of this prospectus supplement continuing through the date 60 days after the date of this prospectus supplement, except with the prior written consent of Goldman, Sachs & Co. This agreement does not apply to any existing employee benefit plans.

       In connection with the offering, Goldman, Sachs & Co. may purchase and sell common shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by Goldman, Sachs & Co. of a greater number of shares than it is required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than Goldman, Sachs & Co.’s option to purchase additional shares from us in the offering. Goldman, Sachs & Co. may close out any covered short position by either exercising its option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, Goldman, Sachs & Co. will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase additional shares under the option granted to it. “Naked” short sales are any sales in excess of that option. Goldman, Sachs & Co. must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if Goldman, Sachs & Co. is concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for, or purchases of, common shares made by Goldman, Sachs & Co. in the open market prior to the completion of the offering.

       Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our common shares, and may stabilize, maintain or otherwise affect the market price of the common shares. As a result, the price of the common shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

       The underwriter has represented and warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the date on which the shares are delivered, will not offer or sell any common shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any common shares in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the common shares in, from or otherwise involving the United Kingdom.

       The securities may not be offered, sold, transferred or delivered in or from The Netherlands, as part of their initial distribution or as part of any re-offering and neither this prospectus supplement nor any other document in respect of the offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

       No syndicate member has offered or sold, or will offer or sell, in Hong Kong, by means of any document, any common shares other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or under circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, nor has it issued or had in its possession for the purpose of issue, nor will it issue or have in its possession for the purpose of issue, any invitation or advertisement relating to the common shares in Hong Kong (except as permitted by the securities laws of Hong Kong) other than with respect to common shares which are intended to be disposed of to persons outside Hong Kong or to be disposed of only to persons whose business involves the acquisition, disposal or holding of securities (whether as principal or as agent).

       This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the common shares may not be circulated or distributed, nor may the common shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the common shares to the public in Singapore.

       The underwriter has acknowledged and agreed that the securities have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law. As part of the offering, the underwriter may offer securities in Japan to a list of 49 offerees in accordance with the above provisions.

       We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $150,000.

       We have agreed to indemnify Goldman, Sachs & Co. against certain liabilities, including liabilities under the Securities Act of 1933, and where indemnification is unavailable, to contribute to payments that Goldman, Sachs & Co. may be required to make in respect of such liabilities.

       Goldman, Sachs & Co. and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they have received, and in the future would receive, customary fees and expenses.

LEGAL MATTERS

       Certain legal matters relating to the common shares will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania and for Goldman, Sachs & Co. by Hogan & Hartson L.L.P. Morgan, Lewis & Bockius LLP will rely on the opinion of Saul Ewing LLP, Baltimore, Maryland, as to matters of Maryland law.

PROSPECTUS

LIBERTY PROPERTY TRUST

$688,383,230

LIBERTY PROPERTY TRUST

COMMON SHARES OF BENEFICIAL INTEREST
PREFERRED SHARES OF BENEFICIAL INTEREST,
DEPOSITARY SHARES,
WARRANTS AND GUARANTIES

$561,080,100

LIBERTY PROPERTY LIMITED PARTNERSHIP

DEBT SECURITIES

         Liberty Property Trust may offer up to $688,383,230 of its common shares of beneficial interest, preferred shares of beneficial interest, depositary shares representing interests in its preferred shares, warrants to purchase common shares and/or preferred shares, and guaranties of the debt securities of Liberty Property Limited Partnership. The Trust’s common shares are listed on the New York Stock Exchange under the symbol “LRY.”

      Liberty Property Limited Partnership may offer up to $561,080,100 of its debt securities in one or more series.

      We may offer the securities at prices and on terms to be set forth in one or more supplements to this prospectus. The securities may be offered directly, through agents on our behalf or through underwriters or dealers.

      The terms of the securities may include limitations on ownership and restrictions on transfer thereof as may be appropriate to preserve the status of the Trust as a real estate investment trust for United States federal income tax purposes.

       See “Risk Factors” beginning on page 4 of this prospectus for a description of risks that should be considered by purchasers of the securities.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities described in this prospectus or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 12, 2001.

ABOUT THIS PROSPECTUS

      This prospectus describes certain securities of Liberty Property Trust, which is a real estate investment trust, and Liberty Property Limited Partnership, which is a limited partnership. We sometimes refer to the Trust and the Operating Partnership together, along with their subsidiaries and affiliates, using the words “we,” “our” or “us,” or as the “Company.” This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process, which allows us to offer and sell any combination of the securities described in this prospectus in one or more offerings. Using this prospectus, the Trust may offer up to $688,383,230 worth of its securities, and the Operating Partnership may offer up to $561,080,100 worth of its securities.

      This prospectus contains a general description of the securities we may offer. We will describe the specific terms of these securities, as necessary, in supplements that we attach to this prospectus for each offering. Each supplement will also contain specific information about the terms of the offering it describes. The supplements may also add, update or change information contained in this prospectus. In addition, as we describe below in the section entitled “Where to Find Additional Information,” we have filed and plan to continue to file other documents with the SEC that contain information about us. Before you decide whether to invest in our securities, you should read this prospectus, the supplement that further describes the offering of those securities and the information we otherwise file with the SEC.

WHERE TO FIND ADDITIONAL INFORMATION

      We are required by federal securities laws to file certain information with the SEC. You can access this material on the SEC’s Internet website, at http://www.sec.gov. You can also read and copy this material at the SEC’s public reference room, located at 450 Fifth Street, N.W., Washington, DC 20549. Please call the SEC at (800) 732-0330 for information on how the public reference room operates. In addition, the common shares are listed on the NYSE, and you can obtain our reports, proxy statements and other information about us at the offices of the NYSE, located at 20 Broad Street, New York, New York 10005.

      We will also send you copies of the material we file with the SEC, free of charge, upon your request. Please call or write our Investor Relations department at:

65 Valley Stream Parkway

Malvern, Pennsylvania 19355
Telephone No.: (610) 648-1700

      The SEC allows us to “incorporate by reference” into this prospectus certain important information about us. This means that the information in this prospectus is not complete, and you should read the information incorporated by reference for more detail. We incorporate by reference in two ways. First, we list certain documents that we have already filed with the SEC. The information in these documents is considered part of this prospectus. Second, we may in the future file additional documents with the SEC. When filed, the information in these documents will update and supersede the current information in, and incorporated by reference in, this prospectus.

      We incorporate by reference the documents listed below, and any other documents we file with the SEC under Section 13(a), 13(c), 14 or 15 of the Securities Exchange Act of 1934 until the offering described in this prospectus is completed:

(a)	The Annual Reports on Form 10-K of the Trust and the Operating Partnership for the fiscal year ended December 31, 2000 (File Nos. 001-13130 and 001-13132);

(b)	The Quarterly Report on Form 10-Q of the Trust and the Operating Partnership for the fiscal quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 (File Nos. 001-13130 and 001-13132);

(c)	The Current Report on Form 8-K of the Trust and the Operating Partnership filed with the SEC on March 13, 2001 (File Nos. 001-13130 and 001-13132);

(d)	The description of the Trust’s common shares contained in the Registration Statement on Form 8-A of the Trust registering the common shares under Section 12 of the Securities Exchange Act of 1934, filed with the Commission on June 8, 1994 (File No. 001-13130); and

(e)	The description of the Trust’s preferred share purchase rights contained in the Registration Statement on Form 8-A of the Trust registering the preferred shares purchase rights under Section 12 of the Securities Exchange Act of 1934, filed with the Commission on December 23, 1997 (File No. 001-13130).

      This prospectus is part of our “shelf” registration statement. We have filed the registration statement with the SEC under the Securities Act of 1933 to register the securities that we may offer by this prospectus and any supplements. Not all of the information in the registration statement appears in this prospectus, or will appear in any supplement. For more detail, you can read the entire registration statement, and all of the exhibits filed with it, at the SEC’s offices or website as described above.

      You should rely on the information that is in this prospectus and its supplements, or incorporated by reference. You should not, however, assume that the information that appears directly in this prospectus, or any supplement, is accurate or complete as of any date other than the date on the front cover of the document.

RISK FACTORS

      Investing in the securities can involve various risks. We have described below the risks that we believe are material to your investment decision.

Risks Related to Our Properties and Business

Negative market conditions, or adverse developments concerning our existing tenants, that in either case affect our ability to attract new tenants, relet space, collect rent or renew leases, could adversely affect our cash flow from operations and inhibit its growth.

      Our cash flow from operations depends on our ability to lease space to tenants, on economically favorable terms, in our properties currently in operation and those under development. Therefore, we could also be adversely affected by various facts and events over which we have no control, such as:

•	lack of demand for space in the areas where our properties are located

•	inability to retain existing and attract new tenants

•	economic or physical decline of the areas where our properties are located

•	physical damage to our properties

•	the national, state and local economic climate and real estate conditions, such as oversupply of or reduced demand for space and changes in market rental rates

•	the need to periodically renovate and repair our space

•	defaults by our tenants or their failure to pay rent on a timely basis

      Furthermore, if our tenants do not renew their leases as they expire, we may not be able to relet the space. Leases covering approximately 7.3 million leasable square feet, accounting for $53.0 million in annual base rent, are scheduled to expire during 2002. In connection with an offering of the securities, we will reflect material changes in these amounts in the applicable prospectus supplement or in our periodic reports filed under the Securities Exchange Act of 1934, which will become incorporated by reference in this prospectus. Some leases that are renewed, and some new leases for space that we relet, may have terms that are less economically favorable to us than current lease terms, or may require us to incur significant costs, such as for renovations.

      Any of these events could adversely affect our cash flow from operations and our ability to make expected distributions to shareholders, as well as our ability to grow our cash flow from operations.

      Our cash flow from operations also could be adversely affected if a significant number of our tenants in terms of our overall rental revenues, fail to pay rent or become bankrupt. Also, if a tenant defaults on a lease, we may experience delays and costs in enforcing our rights as landlord.

      A significant portion of our expenses of real estate investments, such as debt service payments, real estate taxes, insurance and maintenance costs, are generally not reduced when circumstances cause a decrease in cash flow from our properties.

We may not be able to compete successfully with other entities that operate in our industry.

      We experience a great deal of competition in attracting tenants for our properties and in locating land to develop and properties to acquire.

      In our efforts to lease our properties, we compete for tenants with a broad spectrum of other landlords in each of our markets. These competitors include, among others, publicly-held REITs, privately-held entities, and individual property owners. Some of these competitors may offer prospective tenants more attractive financial terms than we are able to offer.

      If the availability of land for development or high quality properties to acquire in our markets diminishes, our operating results could be adversely affected.

We may experience increased operating costs, which could adversely affect our cash flow from, and results of, operations.

      Our properties are subject to operating risks common to commercial real estate, any and all of which could adversely affect occupancy or rental rates. Our properties are subject to increases in our operating expenses such as cleaning, electricity, heating, ventilation and air conditioning; elevator repair and maintenance; insurance and administrative costs; and other costs associated with security, landscaping, repairs and maintenance of our properties. While our current tenants generally are currently obligated to pay a portion of these costs, there is no assurance that these tenants will agree to pay these costs upon renewal or that new tenants will agree to pay these costs initially. If operating expenses increase in some or all of our markets, we may not be able to increase rents in all of these markets so as to meet increased expenses without at the same time decreasing occupancy rates. If this occurs, our ability to pay distributions to our shareholders and service our indebtedness could be adversely affected.

Our ability to achieve growth in operating income depends in part on our ability to develop and acquire properties, which may suffer under certain circumstances.

      We intend to continue to develop and acquire properties. Our acquisition and development activities include the risks that:

•	our construction and leasing up of a property may not be completed on schedule, which could result in increased expenses and construction costs, and would result in a reduction in our anticipated cash flow from that property

•	we may exceed our original or budgeted estimates, possibly making the property unprofitable

•	some acquisitions and developments may fail to perform in accordance with our expectations

•	we may have to abandon some development projects

      Our development activities are also subject to risks relating to our inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations. Any delays in obtaining or failures to obtain these permits and authorizations could result in increased debt service expenses and in reduced cash flow from the affected properties.

      We anticipate that future acquisitions and development will be financed through proceeds from property dispositions as well as secured or unsecured financing, including our $450 million credit facility. Also, we may, if desirable, sell securities in capital markets. It is possible that financing on desirable terms may become unavailable, and that we would not be able to continue our acquisitions and development.

      If any particular property that we develop is not successful, we could lose our investment in that property.

We may suffer economic harm as a result of allocating resources to unprofitable efforts to enter new markets.

      At times we may attempt to expand our operations into markets where we do not currently operate. We may fail to accurately gauge conditions in a new market prior to entering it, and therefore may not achieve our anticipated results in the new market. If this occurs, our cash flow from operations may be adversely affected.

Many of our properties are concentrated in our primary markets, and we may therefore suffer economic harm as a result of adverse conditions in those markets.

      Our properties are located principally in specific geographic areas in the Southeastern, Mid-Atlantic and Midwestern United States. Due to the concentration of our properties in these areas, our performance is dependent on economic conditions in these areas. These areas have experienced periods of economic decline.

      The percentage of our total real estate related revenues derived from each of our geographic markets for the year ended December 31, 2000 is as follows: Southeastern Pennsylvania, 25.9%; New Jersey, 9.1%;

Lehigh Valley, Pennsylvania, 9.5%; Virginia, 8.6%; the Carolinas, 8.1%; Jacksonville, Florida, 8.8%; Detroit, Michigan, 10.9%; and all others combined, 19.1%. In connection with an offering of the securities, we will reflect material changes in these statistics in the applicable prospectus supplement or in our periodic reports filed under the Securities Exchange Act of 1934, which will become incorporated by reference in this prospectus.

We may not be able to access financial markets to obtain capital on a timely basis, or on acceptable terms.

      In order to qualify as a REIT for federal income tax purposes, we are required to distribute 90% of our taxable income to our shareholders each year, and thus cannot reinvest this portion of our income in our business. As a result, we rely on proceeds from property dispositions and third party capital sources for many of our capital needs, including capital for acquisitions and development. The public debt and equity markets are among the sources we rely on. There is no guarantee that we will be able to access these markets, or any other source of capital. Our ability to access the public debt and equity markets depends on a variety of factors, including:

•	general economic conditions affecting these markets

•	our own financial structure and performance

•	the market’s opinion of REITs in general

•	the market’s opinion of REITs that own properties like ours

We may suffer adverse effects as a result of the debt servicing terms of and financial covenants relating to our indebtedness.

      Our required payments on the mortgages and other indebtedness on some of our properties generally are not reduced if the economic performance of the property declines. If the economic performance of a property declines, our income, cash flow from operations and cash available for distribution to our shareholders will be reduced. If we cannot make payments on our debt, we could sustain a loss, suffer foreclosures by mortgagees or suffer judgments against us.

      Further, some of our obligations, including our $450 million credit facility and all of our unsecured notes, as well as, at September 30, 2001, approximately $133.3 million in outstanding mortgage indebtedness, contain cross-default and/or cross-acceleration provisions, which means that a default on one obligation may constitute a default on other obligations.

      Finally, we may not be able to obtain funds by selling assets, raising equity or refinancing indebtedness to make required payments on maturing indebtedness.

We may suffer economic harm as a result of increases in interest rates.

      Some of our indebtedness, including that incurred under our credit facility, bears interest at variable rates and we therefore are at risk of increasing interest rates. At September 30, 2001, we had outstanding a total of $96.0 million principal amount of indebtedness bearing interest at variable rates. At that date, the weighted average interest rate of this indebtedness was approximately 4.4%. In connection with an offering of the securities, we will reflect material changes in these statistics in the applicable prospectus supplement or in our periodic reports filed under the Securities Exchange Act of 1934, which will become incorporated by reference in this prospectus.

      These rates are not generally subject to any caps. If interest rates increase, we may not be able to refinance the credit facility, or any other indebtedness, on attractive terms. We also may not be able to refinance any indebtedness we incur in the future.

      Increases in interest rates could increase our operating partnership’s interest expense, which could adversely affect the ability to service our indebtedness or our ability to pay distributions to our shareholders. For the year ended December 31, 2000, the weighted average interest rate on all of our variable rate indebtedness was 7.5%. A hypothetical change in this weighted average interest rate of 100 basis points higher or lower would have resulted in a corresponding increase or decrease in our interest expense for that period of $1.5 million. In connection with an offering of the securities, we will reflect material changes in these statistics in the applicable prospectus supplement or in our periodic reports filed under the Securities Exchange Act of 1934, which will become incorporated by reference in this prospectus. In addition, we may incur indebtedness in the future that also bears interest at a variable rate.

Risks Related to the Real Estate Industry

Real estate investments are illiquid, and we may not be able to sell our properties if and when we determine it is appropriate to do so.

      Real estate generally cannot be sold quickly. We may not be able to alter our portfolio or properties promptly in response to economic or other conditions. In addition, provisions of the Internal Revenue Code limit a REIT’s ability to sell properties in some situations when it may be economically advantageous to do so, thereby adversely affecting returns to our shareholders and adversely impacting our ability to meet our obligations to the holders of our other securities.

We may experience economic harm if any future damage to our properties is not covered by insurance.

      We may suffer losses that are not covered under our comprehensive liability, fire, extended coverage and rental loss insurance policies. For example, we may not be insured for losses resulting from acts of war, or from environmental liabilities. If an uninsured loss or a loss in excess of insured limits should occur, we could lose our capital invested in a property, as well as any future revenue from the property. We would nevertheless remain obligated on any mortgage indebtedness or other obligations related to the property.

We may have environmental liabilities related to our operations.

      Various federal, state and local laws, ordinances and regulations designed to protect the environment may require us to investigate and clean up damage to our properties from hazardous materials. These environmental laws often impose liability regardless of whether we knew of, or were responsible for, the damage. Also, the presence of hazardous materials on a property, or the damage caused by those materials, may make it impossible to sell or rent the property or use it as collateral. Our liability for the costs of cleaning up environmental damage is generally not limited under environmental laws and could exceed the value of the property and/or our aggregate assets. Also, private plaintiffs can sue us for personal injury or initiate other causes of action if hazardous materials are found on our properties.

      We may incur environmental liability on some of our properties, and are required to comply with rules and regulations regarding activities on our properties as they affect the environment. Our failure to comply with those requirements could result in difficulty in selling any affected property or in our incurrence of monetary penalties and fines in addition to the costs necessary to attain compliance.

Risks Related to Our Organization and Structure

We have elected REIT status under federal tax laws, and could suffer adverse consequences if we fail to qualify as a REIT.

      We have elected REIT status under federal tax laws and have taken the steps known to us to perfect that status, but we cannot be certain that we in fact qualify, or that we will remain qualified. Qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code, as to which there are only limited judicial or administrative interpretations. The complexity of these provisions and of the related income tax regulations is greater in the case of a REIT that holds its assets in partnership form, as we do. Moreover, no assurance can be given that new tax laws will not significantly affect our qualification as a REIT or the federal income tax consequences of such qualification. New laws could be applied retroactively, which means that our past operations could be found to be in violation, which would have a negative effect on our business.

      If we fail to qualify as a REIT in any taxable year, we would not be able to deduct our distributions to shareholders when computing our taxable income. If this happened, we would be subject to federal income tax on our taxable income at regular corporate rates. Also, we could be prevented from qualifying as a REIT for the four years following the year in which we were disqualified. Further, if we requalified as a REIT after failing to qualify, we might have to pay the full corporate-level tax on any unrealized gain in our assets during the period we were not qualified as a REIT. We would then have to distribute to our shareholders the earnings we accumulated while we were not qualified as a REIT. These additional taxes would reduce our funds available for distribution to our shareholders for each of the years involved. In addition, while we were disqualified as a REIT, we would not be required by the Internal Revenue Code to make distributions to our shareholders.

      Future economic, market, legal, tax or other considerations may cause our Board of Trustees to revoke our election to qualify as a REIT. This decision requires the consent of the holders of a majority of the voting interests of all of our outstanding common shares.

      For more information about federal income tax law as it affects us, including a discussion of the qualification of the Operating Partnership as a partnership for federal income tax purposes, see section of this prospectus entitled “Federal Income Tax Considerations with Respect to the Trust and the Operating Partnership — Classification as a Partnership.”

Certain officers and trustees of the Trust may not have the same interests as our shareholders as to certain tax laws.

      Certain officers and trustees of the Trust own units of limited partnership interest in the Operating Partnership. These units may be exchanged for our common shares. The officers and trustees who own those units and have not yet exchanged them for our common shares may suffer different and more adverse tax consequences than holders of our common shares suffer in certain situations:

•	when certain of our properties are sold

•	when debt on those properties is refinanced

•	if we are involved in a tender offer or merger

      The Trust also owns units in the Operating Partnership. Because the Trust, as well as the trustees and officers who own units, face different consequences than our shareholders do, the Trust and those trustees and officers may have different objectives as to these transactions than our shareholders do.

Certain aspects of our organization could have the effect of restricting or preventing a change of control of our Company, which could have an adverse effect on the price of our shares.

      Our charter contains an ownership limit on our shares. To qualify as a REIT, five or fewer individuals cannot own, directly or indirectly, more than 50% in value of our outstanding shares of beneficial interest. To this end, our Declaration of Trust, among other things, generally prohibits any holder of the Trust’s shares from owning more than 5.0% of the Trust’s outstanding shares of beneficial interest, unless that holder gets the consent of our Board of Trustees. This limitation could prevent the acquisition of control of the Company by a third party without the consent of our Board of Trustees.

      We have a staggered board and certain restrictive nominating procedures. Our Board of Trustees has three classes of trustees. The term of office of one class expires each year. Trustees for each class are elected for three-year terms as that class’ term expires. The terms of the Class I, Class II and Class III trustees expire in 2004, 2002 and 2003, respectively. Any nominee for trustee must be selected under the nominating provisions contained in our Declaration of Trust and By-Laws. The staggered terms for trustees and the nominating procedures may affect our shareholders’ ability to take control of the Company, even if a change in control was in the shareholders’ interest.

      Our board can issue preferred shares. Our Declaration of Trust authorizes our Board of Trustees to issue preferred shares of beneficial interest and to establish the preferences and rights of any shares issued.

The issuance of preferred shares could have the effect of delaying, making more difficult or preventing a change of control of the Company, even if a change in control was in the shareholders’ interest.

      We have a poison pill. Under our shareholder rights plan, rights are issued along with each of the Trust’s common shares. Holders of these rights can purchase from us, under certain conditions, a portion of a preferred share of beneficial interest, or receive common shares of the Trust, or common shares of an entity acquiring us, or other consideration, having a value equal to twice the exercise price of the right. The exercise price of the right is $200. This arrangement is often called a “poison pill.” Our poison pill could have the effect of delaying or preventing a change of control of the Company, even if a change in control was in the shareholders’ interest.

      There are limitations on acquisition of and changes in control pursuant to, and fiduciary protections of our board under, Maryland law. The Maryland General Corporation Law contains provisions which are applicable to the Trust as if the Trust were a corporation. Among these provisions is a section, referred to as the “control share acquisition statute,” which eliminates the voting rights of shares acquired in quantities so as to constitute “control shares,” as defined under the MGCL. The MGCL also contains provisions applicable to us that are referred to as the “business combination statute,” which would generally limit business combinations between the Company and any 10% owners of the Trust’s shares or any affiliate thereof. Further, Maryland law provides broad discretion to the Board with respect to its fiduciary duties in considering a change in control of our company, including that the Board is subject to no greater level of scrutiny in considering a change in control transaction than with respect to any other act by the Board. Finally, the “unsolicited takeovers” provisions of the MGCL permit the Board, without shareholder approval and regardless of what is currently provided in the Company’s Declaration of Trust or By-Laws, to implement takeover defenses that the Company does not yet have, including: permitting only the Board to fix the size of the Board and permitting only the Board to fill a vacancy on the Board. All of these provisions may have the effect of inhibiting a third party from making an acquisition proposal for our company or of delaying, deferring or preventing a change in control of our company under circumstances that otherwise could provide the holders of our common shares with the opportunity to realize a premium over the then current market price.

Various factors out of our control could hurt the market value of our publicly traded securities.

      General market conditions could change for the worse. The value of our publicly traded securities depends on various market conditions, which may change from time to time. In addition to general economic and market conditions and our particular financial condition and performance, the value of our publicly traded securities could be affected by, among other things, the extent of institutional investor interest in us and the market’s opinion of REITs in general and, in particular, REITs that own and operate properties similar to ours.

      The market value of the equity securities of a REIT may be based primarily upon the market’s perception of the REIT’s growth potential and its current and future cash distributions, and may be secondarily based upon the real estate market value of the underlying assets. Our failure to meet the market’s expectations with regard to future earnings and cash distributions likely would adversely affect the market price of our publicly traded securities.

      Rising market interest rates could make an investment in our publicly traded securities less attractive. If market interest rates increase, purchasers of our publicly traded securities may demand a higher annual yield on the price they pay for their securities. This could adversely affect the market price of our publicly traded securities.

Transactions by the Trust or the Operating Partnership could adversely affect debt holders.

      Except with respect to several covenants limiting the incurrence of indebtedness and a covenant requiring the Operating Partnership to maintain a certain unencumbered total asset value, our indentures do not contain any provisions that would protect holders of the Operating Partnership’s debt securities in the event of (i) a highly leveraged or similar transaction involving the Operating Partnership, the management of the Operating Partnership or the Trust, or any affiliate of any these parties, (ii) a change of control, or (iii) certain reorganizations, restructuring, mergers or similar transactions involving the Operating Partnership or the Trust.

Risks Relating to Forward-Looking Statements Which May Not Come True

      The Private Securities Litigation Reform Act of 1995 provides us with a “safe harbor” for forward-looking statements we make. This means that we may not be liable to our shareholders if the projections we make about our future operations or performance do not come true. Certain materials that we have filed or will file with the SEC, and that we incorporate by reference in this Prospectus, contain forward-looking statements. These may include projections about the performance of properties we acquire (including pro forma financial information that we file about those properties) and other business development activities. We may also make forward-looking statements about future capital expenditures, access to financing sources, the effects of regulations (including environmental regulations) and competition in our operations. These forward-looking statements involve important risks and uncertainties that could significantly affect our future results, which may not meet our expectations. Among other things, these risks and uncertainties could include the types of risks discussed in this “Risk Factors” section.

THE COMPANY

      Liberty Property Trust (the “Trust”) is a self-administered and self-managed Maryland real estate investment trust (“REIT”) that was formed to continue and expand the commercial real estate business of Rouse & Associates, a developer and manager of commercial real estate in the Southeastern, Mid-Atlantic and West Coast markets, founded in 1972. The Trust provides leasing, property management, acquisition, development, construction and design management and other related services to our portfolio of industrial and office properties.

      On a consolidated basis, substantially all of the Trust’s assets are owned directly or indirectly by, and all of the Trust’s operations are conducted directly or indirectly by, Liberty Property Limited Partnership (the “Operating Partnership”). The Trust is the sole general partner and also is a limited partner of the Operating Partnership. Unless the context otherwise requires, as used in this prospectus, (i) the term “Operating Partnership” includes Liberty Property Limited Partnership and its subsidiaries (and, where the context indicates, its predecessor entities, Rouse & Associates, a Pennsylvania general partnership, and certain affiliated entities) and (ii) the term “Company” includes the Trust and the Operating Partnership.

      The Company’s executive offices are located at 65 Valley Stream Parkway, Malvern, Pennsylvania 19355. The telephone number is (610) 648-1700. The Company maintains offices in each of its primary markets.

SECURITIES OFFERED BY THIS PROSPECTUS

Equity Securities of the Trust

      Using this prospectus, the Trust may offer from time to time in one or more series, together or separately, at prices and on terms to be determined at the time of offering:

•	common shares of beneficial interest, $0.001 par value

•	preferred shares of beneficial interest, $0.001 par value

•	warrants to purchase preferred shares

•	warrants to purchase common shares

•	guaranties of debt securities issued by the Operating Partnership.

      The Trust’s preferred shares may, at the option of the Trust, be issued in the form of depositary shares evidenced by depositary receipts, and may be convertible into or exchangeable for common shares or other securities of the Trust or the Operating Partnership. The common shares, preferred shares, depositary shares, warrants to purchase common shares and preferred shares and any guaranties of the debt securities issued by the Operating Partnership are sometimes referred to in this prospectus, collectively, as “Trust Securities.”

Debt Securities of the Operating Partnership

      Using this prospectus, the Operating Partnership may offer from time to time in one or more series, together or separately, at prices and on terms to be determined at the time of offering, its debt securities, which may consist of:

•	debentures

•	notes

•	other evidences of indebtedness

      These debt securities may have one or more of the following characteristics:

•	they may represent secured or unsecured obligations of the Operating Partnership

•	they may be either senior or subordinated

•	they may have the benefit of conditional or unconditional guaranties of the Trust

•	they may be convertible into or exchangeable for common shares, preferred shares, units of limited partnership interest of the Operating Partnership (“Units”) and other Securities.

      The Debt Securities and Units are referred to in this prospectus, together with Trust Securities, as “Securities.”

USE OF PROCEEDS

      Unless we state otherwise in the applicable prospectus supplement accompanying this prospectus, the net proceeds, if any, from the sale of the Securities offered by this prospectus will be used for general corporate purposes.

      These purposes may include, among other things, the following:

•	the acquisition or development of properties or other assets

•	the repayment of indebtedness.

      At the date of this prospectus, we do not consider any specific material proposed purchases of properties or other assets to be probable of completion. If, as of the date of any prospectus supplement, we have identified any probable purchases, we will describe these purchases in the prospectus supplement. The amount of Securities offered from time to time pursuant to this prospectus and any prospectus supplement, and the precise amounts and timing of the application of net proceeds from the sale of those Securities, will depend upon our funding requirements. If we elect at the time of an issuance of Securities to make different or more specific use of proceeds than described in this section, that use will be described in the prospectus supplement.

CERTAIN RATIOS

      Our ratios of earnings to fixed charges for the nine-month period ended September 30, 2001 and the years ended December 31, 2000, 1999, 1998, 1997 and 1996 were 2.25, 2.31, 2.24, 2.07, 1.92 and 1.66, respectively. Our ratios of earnings to combined fixed charges and preferred share dividends for the nine-month period ended September 30, 2001 and the years ended December 31, 2000, 1999, 1998, 1997 and 1996 were 1.94, 1.98, 1.98, 1.85, 1.80 and 1.66, respectively.

      The ratios of earnings to fixed charges and the ratios of earnings to combined fixed charges and preferred share dividends were computed by dividing earnings by fixed charges and by combined fixed charges and preferred share dividends, respectively. For the purpose of these computations, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income before minority interest and extraordinary items. Fixed charges consist of interest costs, whether expensed or capitalized, and amortization of deferred financing costs.

DESCRIPTION OF DEBT SECURITIES

      The Debt Securities may be issued in one or more series under a senior indenture or a subordinated indenture (these indentures are sometimes referred to together as the “Indentures”). The Indentures are by and between the Operating Partnership and a Trustee, and are in the forms that have been filed as exhibits to the registration statement, of which this prospectus is a part. The Indentures are subject to the terms of amendments or supplements which may be entered into from time to time. Any amendments or supplements to the Indentures will be filed with the Commission as exhibits to or incorporated by reference in the registration statement.

      The following summaries of certain provisions of the Indentures are not complete and are subject to, and qualified in their entirety by reference to, all provisions of the Indentures, including the definitions in the Indentures of certain terms. To the extent applicable to any particular series of Debt Securities, the terms that are capitalized, but not defined, in this prospectus shall have the respective meanings given to them in the Indenture applicable to those Debt Securities. Whenever defined terms or whole sections of the Indentures are summarized in this prospectus or in a prospectus supplement, it is intended, unless otherwise noted, that those defined terms shall be incorporated in this prospectus or in the prospectus supplement by reference. See “Special Terms Relating to Subordinated Debt Securities.” Except as otherwise indicated, each reference to a section contained in this prospectus is to that section of each of the Indentures.

      The following describes certain general terms and provisions of the Debt Securities to which any prospectus supplement may relate. The particular terms of the Debt Securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the Debt Securities so offered, will be described in the prospectus supplement relating to those Debt Securities. The Operating Partnership is referred to as the “Issuer” for purposes of the following summary.

      The Issuer’s rights and the rights of its creditors, including the holders of the Debt Securities offered pursuant to this prospectus, to participate in the assets of any subsidiary upon its liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors except, subject to certain limitations, to the extent that the Issuer may itself be a creditor with recognized claims against the subsidiary.

General

      The Indentures do not limit the aggregate principal amount of Debt Securities that may be issued under the Indentures, and provide that Debt Securities may be issued from time to time in one or more series. The Debt Securities will be direct obligations, secured or unsecured, of the Issuer. The Senior Debt Securities issued under the senior indenture will rank on a parity with all other unsubordinated indebtedness of the Issuer. The Subordinated Debt Securities issued under the subordinated indenture will be subordinated and junior in right of payment to all Senior Indebtedness of the Issuer, to the extent and in the manner described in the subordinated indenture.

      Reference is made to the prospectus supplement relating to the particular series of Debt Securities offered under that prospectus supplement for the following terms, to the extent applicable:

•	the title and series of the Debt Securities;

•	any limit on the aggregate principal amount of the Debt Securities;

•	the price or prices at which the Debt Securities will be issued, which will be expressed as a percentage of the aggregate principal amount of the Debt Securities;

•	the date or dates on which the Debt Securities will mature, or the method or methods, if any, by which the date or dates shall be determined;

•	the annual rate or rates, either fixed or variable, at which the Debt Securities will bear interest, if any, or the method or methods, if any, by which the rate or rates are to be determined;

•	the date or dates from which interest, if any, on the Debt Securities will accrue or the method or methods, if any, by which the date or dates are to be determined, the dates on which interest, if any, will be payable, the date on which payment of interest, if any, will commence and the Regular Record Dates for these Interest Payment Dates, if any;

•	the dates, if any, on which, and the price or prices at which the Debt Securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund or purchase fund provisions, be redeemed by the Issuer or otherwise, and the other detailed terms and provisions of any such sinking fund or purchase fund;

•	the period or periods within which, the price or prices at which, the currency or currencies, currency unit or units or composite currency or currencies in which, and other terms and conditions upon which, the Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of the Issuer, the holder thereof or otherwise and the other detailed terms and provisions of such optional redemption;

•	the extent to which any of the Debt Securities will be issuable in temporary or permanent global form with or without coupons and, if so, the identity of the depositary for this global Debt Security, and the manner in which any interest payable on a temporary or permanent global Debt Security will be paid;

•	the denomination or denominations in which the Debt Securities are authorized to be issued;

•	whether any of the Debt Securities will be issued in bearer form and, if so, any limitations on the issuance or conversion of the bearer Debt Securities, including as to exchange for registered Debt Securities of the same series;

•	information with respect to book-entry procedures;

•	whether any of the Debt Securities will be issued as Original Issue Discount Securities (as defined below);

•	the place or places where, subject to the terms of the related Indenture, the principal of and interest on, and any other applicable amounts payable in respect of, the Debt Securities shall be payable, and where the Debt Securities may be presented for registration of transfer, exchange or conversion and where notices or demands to or upon the Issuer in respect of the Debt Securities may be served;

•	the currencies or currency units in which the Debt Securities are issued and in which the principal of, interest on and additional amounts, if any, in respect of the Debt Securities will be payable;

•	whether the amount of payments of principal of, and interest and additional amounts, if any, on the Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on one or more currencies, currency units or composite currencies, commodities, equity indices or other indices) and the manner in which these amounts shall be determined;

•	whether the Issuer or a holder may elect payment of the principal of or interest on the Debt Securities in a currency or currencies, currency unit or units or composite currency or currencies other than that in which the Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, this election may be made, and the time and manner of determining the exchange rate between the currency or currencies, currency unit or units or composite currency or currencies in which the Debt Securities are denominated or stated to be payable and the currency, currencies, currency unit or units or composite currency or currencies in which the Debt Securities are to be so payable;

•	the identity of the Trustee, and if other than the applicable Trustee, the identity of each Security Registrar, Paying Agent and Authenticating Agent and the designation of the initial Exchange Rate Agent, if any;

•	if applicable, the defeasance of certain obligations by the Issuer pertaining to the Debt Securities;

•	the person to whom any interest on any registered Debt Security of the series shall be payable, if other than the person in whose name that Debt Security (or one or more predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the person to whom, any interest on any bearer Debt Security of the series shall be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary global Debt Security on an Interest Payment Date will be paid if other than in the manner provided in the related Indenture;

•	whether and under what circumstances the Issuer will pay additional amounts (the term “interest,” as used in this prospectus, shall include such additional amounts) on the Debt Securities to any holder who is not a United States person (including any modification to the definition of such term as contained in the related Indenture as originally executed) in respect of any tax, assessment or governmental charge and, if so, whether the Issuer will have the option to redeem the Debt Securities rather than pay these additional amounts (and the terms of any such option);

•	any deletions from, modifications of or additions to the Events of Default or covenants of the Issuer with respect to any of the Debt Securities, whether or not these Events of Default or Covenants are consistent with Events of Default or Covenants set forth in the Indenture;

•	whether the Debt Securities shall be convertible into or exchangeable for other Securities and, if so, the terms of any such conversion or exchange and the terms of these other Securities;

•	any other terms of the series, which will not be inconsistent with the provisions of the applicable Indenture; and

•	the terms of any guaranties, which may be conditional. The prospectus supplement relating to any particular guaranty offered by that prospectus supplement will include any additional terms of the guaranty, including the rank in priority and any covenants applicable to the guaranty.

      Debt Securities may be issued as “Original Issue Discount Securities” to be sold at a discount below their principal amount. This discount may be substantial. In the event of an acceleration of the maturity of any Original Issue Discount Security, the amount payable to the holder of the Original Issue Discount Security upon acceleration will be determined in accordance with the applicable prospectus supplement, the terms of the Debt Security and the applicable Indenture, but will be an amount less than the amount payable at the maturity of that Original Issue Discount Security. All material federal income tax, accounting and other considerations applicable to that Original Issue Discount Security will be described in the prospectus supplement relating thereto.

      Except as described below under “Merger, Consolidation or Sale” or as indicated in the applicable prospectus supplement, the Indentures do not contain any provisions that would limit the ability of the Issuer to incur indebtedness or that would afford holders of Debt Securities protection in the event of:

•	a highly leveraged or similar transaction involving the Issuer, the Trust as the sole general partner of the Issuer or any affiliate of either such party;

•	a change of control of the Company; or

•	a reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the holders of Debt Securities.

      However, certain restrictions on the ownership and transfer of the common shares and the preferred shares designed to preserve the Trust’s status as a REIT may act to prevent or hinder a change of control. The Issuer and its management have no present intention of engaging in a transaction which would result in the Issuer being highly leveraged or that would result in a change of control.

Registration, Transfer, Payment and Paying Agent

      Unless otherwise indicated in the applicable prospectus supplement, each series of Debt Securities will be issued in registered form only, without coupons. The Indentures, however, provide that the Issuer may also issue Debt Securities in bearer form only, or in both registered and bearer form. Debt Securities issued in bearer form shall have interest coupons attached, unless issued as Original Issue Discount Securities. Debt Securities in bearer form shall not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person (as defined below) other than through offices located outside the United States of certain United States financial institutions.

      As used in this prospectus, “United States person” means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States, or any estate or trust, the income of which is subject to United States federal income taxation regardless of its source, and “United States” means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction. Purchasers of Debt Securities in bearer form will be subject to certification procedures and may be affected by certain limitations under United States tax laws. These procedures and limitations will be described in the prospectus supplement relating to the offering of the Debt Securities in bearer form.

      Unless otherwise indicated in the applicable prospectus supplement, Debt Securities will be issued in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer, exchange or conversion of the Debt Securities but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

      Unless otherwise described in the applicable prospectus supplement, the principal, premium, if any, and interest, if any, of or on the Debt Securities will be payable, transfer of the Debt Securities will be registerable, and, if applicable, any Convertible Debt Securities (as defined below) will be convertible, at the office or agency of the Issuer maintained for that purpose, as the Issuer may designate from time to time. Alternatively, at the option of the Issuer, payments of interest may be made by check mailed to the address appearing in the Security Register (as defined below) of the person in whose name the registered Debt Security is registered at the close of business on the applicable Regular Record Date(s).

      Unless otherwise indicated in the applicable prospectus supplement, payment of principal of, premium, if any, and interest, if any, on, Debt Securities in bearer form will be made payable, subject to any applicable laws and regulations, at the office outside the United States as specified in the prospectus supplement and as the Issuer may designate from time to time. These payments may be made, at the option of the holder, either by check or by transfer to an account maintained by the payee with a bank located outside the United States. Unless otherwise indicated in the applicable prospectus supplement, payment of interest and certain additional amounts on Debt Securities in bearer form will be made only against surrender of the coupon relating to the applicable Interest Payment Date. No payment with respect to any Debt Security in bearer form will be made at any office or agency of the Issuer in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States.

Merger, Consolidation or Sale

      The Issuer may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into any other entity, provided that in any of these events:

      (i) either the Issuer shall be the continuing entity, or the successor entity shall be an entity organized and existing under the laws of the United States or a State thereof. In the latter case, the successor entity shall expressly assume:

•	the due and punctual payment of the principal of (and premium or Make-Whole Amount, if any) and any interest on all of any series of Debt Securities, according to their tenor; and

•	the due and punctual performance and observance of all of the covenants and conditions of the Indentures to be performed by the Issuer.

      These assumptions shall be made by supplemental indenture, complying with the provisions of the Indentures relating to supplemental indentures, satisfactory to the Trustee, executed and delivered to the Trustee by the successor entity;

      (ii) immediately after giving effect to the transaction and treating any indebtedness which becomes an obligation of the Issuer or any Subsidiary as a result of the transaction as having been incurred by the Issuer or such Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and

      (iii) an officer’s certificate and legal opinion covering these conditions shall be delivered to the Trustee (Sections 801 and 803).

Certain Covenants

      The Indentures contain various covenants including the following:

      Existence. Except as described under “Merger, Consolidation or Sale,” above, the Issuer will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (by partnership agreement and statute) and franchises; provided, however, that the Issuer shall not be required to preserve any right or franchise if it determines that the preservation of the right or franchise is no longer desirable in the conduct of its business and that the loss of the right or franchise is not disadvantageous in any material respect to the Holders of Debt Securities (Section 1005).

      Maintenance of Properties. The Issuer will cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary (as defined below) to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements of these properties, all as in the judgment of the Issuer may be necessary so that the business carried on in connection with these properties may be properly and advantageously conducted at all times; provided, however, that the Issuer and its Subsidiaries shall not be prevented from selling or otherwise disposing of for value their respective properties in the ordinary course of business (Section 1006).

      Insurance. The Issuer will, and will cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and having an A.M. Best policy holder’s rating of not less than A-V (Section 1007).

      Payment of Taxes and Other Claims. The Issuer will pay or discharge or cause to be paid or discharged, before the same shall become delinquent: (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Issuer or any Subsidiary; and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Issuer or any Subsidiary; provided, however, that the Issuer shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings or for which the Issuer has set apart and maintains an adequate reserve (Section 1008).

      Provision of Financial Information. Whether or not the Issuer is subject to Section 13 or 15(d) of the Exchange Act, the Issuer will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Issuer would have been required to file with the Commission pursuant to such Sections 13 or 15(d) if the Issuer were so subject (the “Financial Information”), such documents to be filed with the Commission on or prior to the required filing dates by which the Issuer would have been required so to file such documents if the Issuer were so subject. The Issuer also will in any event:

      (i) within 15 days of the applicable required filing date:

•	transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to these Holders, copies of the Financial Information; and

•	file with the Trustee copies of the Financial Information, and

      (ii) if filing these documents by the Issuer with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of these documents to any prospective Holder (Section 1009).

      As used in the Indentures and the description thereof in this prospectus:

      “Security Register” means a register maintained at a place of payment for the registration and transfer of the Debt Securities.

      “Subsidiary” means a corporation, partnership or limited liability company, a majority of the outstanding voting stock, partnership interests or membership interests, as the case may be, of which is owned or controlled, directly or indirectly, by the Company or by one or more Subsidiaries of the Company. Liberty Property Development Corp., Liberty Property Development Corp.-II, Liberty Development Corp.-III, Liberty 2001 Corp. and Liberty UK Development Corp. are Subsidiaries for purposes of this definition. For the purposes of this definition, “voting stock” means stock having the voting power for the election of directors, general partners, managers or trustees, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

Additional Covenants and/or Modification to the Covenants Described Above

      Any additional covenants of the Issuer and/or modifications to the covenants described above with respect to any Debt Securities, including any covenants relating to limitations on incurrence of indebtedness or other financial covenants, will be described in the applicable Indenture or an applicable supplemental indenture and described in the applicable prospectus supplement.

Events of Default, Notice and Waiver

      When used in the Indenture, the term “Event of Default” means, whatever the reason for such Event of Default and whether or not it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body, any one of the following events:

•	default in the payment of any interest upon any series of Debt Securities when such interest becomes due and payable, and continuance of this default for a period of 30 days;

•	default in the payment of the principal of (or premium or Make-Whole Amount, if any, on) any Debt Security when it becomes due and payable at its Maturity Date or by declaration of acceleration, notice of redemption or otherwise;

•	default in the performance, or breach, of any covenant or warranty of the Issuer in the Indentures with respect to any Debt Security (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in the relevant section of the Indentures specifically dealt with), and continuance of this default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Issuer by the Trustee, or to the Issuer and the Trustee by the Holders of at least 25% in principal amount of the affected series of Debt Securities, a written notice specifying the default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the Indenture;

•	default under any bond, debenture, note or other evidence of indebtedness of the Issuer, or under any mortgage, indenture or other instrument of the Issuer under which there may be issued or by which there may be secured any indebtedness of the Issuer (or by any Subsidiary of the Issuer, the repayment of which the Issuer has guaranteed or for which the Issuer is directly responsible or liable as obligor or guarantor on a full recourse basis), whether this indebtedness now exists or shall hereafter be created, which default shall constitute a failure to pay an aggregate principal amount exceeding $10,000,000 of this indebtedness when due and payable after the expiration of any applicable grace period with respect thereto and shall have resulted in such indebtedness in an aggregate principal amount exceeding $10,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after there shall have been given, by registered or certified mail, to the Issuer by the Trustee, or to the Issuer and the Trustee by the Holders of at least 10% in principal amount of the outstanding Debt Securities, a written notice specifying such default and requiring the Issuer to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default” under the Indenture; or

•	certain events of bankruptcy, insolvency or reorganization (Section 501).

      If an Event of Default under the Indentures with respect to any series of Debt Securities at the time outstanding occurs and is continuing (other than Events of Default arising in connection with certain events of bankruptcy, insolvency or reorganization), then in every such case the Trustee or the Holders of not less than 25% of the principal amount of the outstanding Debt Securities of the series may declare the principal amount and premium (if any) and accrued interest on all the Debt Securities of such series to be due and payable immediately by written notice thereof to the Issuer (and to the Trustee if given by the Holders).

      However, at any time after such a declaration of acceleration with respect to the Debt Securities has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of not less than a majority in principal amount of the outstanding Debt Securities of the affected series may rescind and annul such declaration and its consequences if (a) the Issuer shall have deposited with the Trustee all required payments of the principal of (and premium or Make-Whole Amount, if any) and interest on the Debt Securities of such series, plus certain fees, expenses, disbursements and advances of the Trustee and (b) all Events of Default with respect to the Debt Securities of such series, other than the non-payment of principal of (or premium or Make-Whole Amount, if any) or interest on the Debt Securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. In the event of a declaration of acceleration because an Event of Default as described in the fourth item of the preceding list has occurred and is continuing, such declaration shall be automatically rescinded and annulled if the default triggering such Event of Default (along with any other defaults caused thereby) shall be remedied or cured by the Issuer or its relevant Subsidiary or waived by the holders of such indebtedness within 60 days after such declaration of acceleration. Upon the occurrence of an Event of Default arising in connection with certain events of bankruptcy, insolvency or reorganization, the principal of, premium, if any, and accrued interest on all Debt Securities of such series then outstanding shall immediately become due and payable without any declaration or other act on the part of the Trustee or any Holder (Section 502).

      The Trustee will be required to give notice to the Holders of the Debt Securities of the affected series within 90 days of the occurrence of a default under the Indentures unless the default shall have been cured or waived; provided, however, that the Trustee may withhold notice to the Holders of the Debt Securities of the affected series of any default (except a default in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest on the Debt Securities of such series) if and so long as specified responsible officers of the Trustee determine in good faith that the withholding of such notice is in the interest of such Holders; provided, that in the case of any default or breach of a covenant or warranty under the Indentures as described in the third item of the preceding list, no such notice to Holders shall be given until at least 60 days after the occurrence thereof. For purposes of this paragraph, the term “default” means any event which is, or after notice or lapse of time or both would become, an Event of Default under the Indentures with respect to the Debt Securities of such series (Section 601).

      The Indentures provide that no Holder of Debt Securities may institute any proceedings, judicial or otherwise, with respect to the Indentures or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the outstanding Debt Securities of any series, as well as an offer of indemnity reasonably satisfactory to it (Section 507). This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the payment of the principal of (and premium or Make-Whole Amount, if any) and interest on the Debt Securities of the affected series on the respective due dates thereof (Section 508).

      Defaults (except a default in the payment of principal of (or premium or Make-Whole Amount, if any) or interest on the Debt Securities of any series or default with respect to a covenant or provision which cannot be modified under the terms of the Indentures without the consent of each Holder affected) may be waived by the Holders of not less than a majority of principal amount of the then outstanding Debt Securities of the affected series, upon the conditions provided in the Indentures (Section 513).

      Subject to provisions in the Indentures relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indentures at the request or direction of any Holders of any series of Debt Securities then outstanding under the Indenture, unless these Holders shall have offered to the Trustee reasonable security or indemnity (Section 602). The Holders of not less than a majority in principal amount of the outstanding Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon such Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the Holders of the Debt Securities of the affected series not joining therein and the Trustee may take any other action it deems proper not inconsistent with such direction (Section 512).

      Within 120 days after the close of each fiscal year, the Issuer will be required to deliver to the Trustee a certificate, signed by one of several specified officers of the Issuer, stating whether or not such officer has knowledge of any default under the Indentures and, if so, specifying each such default and the nature and status thereof (Section 1010).

Modification of the Indenture

      Modifications and amendments of each Indenture may be made only with the consent of the Holders of not less than a majority in principal amount of all of the Debt Securities issued under that Indenture. In addition, the Holders of not less than a majority in principal amount of the Debt Securities have the right to waive compliance by the Issuer with certain covenants in the Indentures. However, no such modification or amendment may, without the consent of the Holder of each Debt Security affected thereby:

•	change the stated maturity of the principal of (or premium or Make-Whole Amount, if any, on), or any installment of interest on, any such Debt Security;

•	reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of Debt Securities, or adversely affect any right of repayment of the Holder of any Debt Securities;

•	change the place of payment, or the coin or currency, for payment of principal or premium, if any, or interest on the Debt securities;

•	impair the right to institute suit for the enforcement of any payment on or with respect to the Debt Securities on or after the stated maturity of the Debt Securities;

•	reduce the above-stated percentage in principal amount of outstanding Debt Securities the consent of whose Holders is necessary to modify or amend the Indenture, for any waiver with respect to the Debt Securities, or to waive compliance with certain provisions of the Indentures or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or

•	modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions of the Indentures may not be modified or waived without the consent of the Holder of each Debt Security of all series under both Indentures (Section 902).

•	make any Debt Securities payable in money other than that stated in the definitive notes representing those Debt Securities

•	make any change that adversely affects the right to convert or exchange any Convertible Debt Securities

•	make any change to the provisions of either of the Indentures regarding subordination and seniority of the Debt Securities that adversely affects the rights of any Holders of Debt Securities outstanding under that Indenture.

      Modifications and amendments of the Indentures are permitted to be made by the Issuer and the Trustee without the consent of any Holder for any of the following purposes:

•	to evidence the succession of another person to the Issuer as obligor under the Indenture;

•	to add to the covenants of the Issuer for the benefit of the Holders of Debt Securities or to surrender any right or power conferred upon the Issuer in the Indenture;

•	to add Events of Default for the benefit of the Holders of Debt Securities;

•	to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of Debt Securities in any material respect;

•	to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when the outstanding Debt Securities are not entitled to the benefit of such provision;

•	to secure the Debt Securities;

•	to establish the form or terms of the Debt Securities and any related coupons as permitted by the Indenture;

•	to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee with respect to the Debt Securities or facilitate the administration of the trust under the Indenture by more than one Trustee;

•	to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action is not inconsistent with the provisions of the Indenture and shall not adversely affect the interests of Holders of Debt Securities in any material respect; or

•	to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of Debt Securities, provided that such action shall not adversely affect the interests of the Holders of Debt Securities in any material respect (Section 901).

      Each of the Indentures contain provisions for convening meetings of the Holders of the Debt Securities of any series (Section 1501). A meeting will be permitted to be called at any time by the Trustee, and also, upon request, by the Issuer or the Holders of at least 10% in principal amount of the outstanding Debt Securities of that series, in any such case upon notice given as provided in the Indenture. Except for any consent that must be given by the Holder of each Debt Security of such series affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the outstanding Debt Securities of such series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specific percentage, which is less than a majority, in principal amount of the outstanding Debt Securities of a series, may be adopted at a meeting or adjourned meeting duly reconvened and at which a quorum is present by the affirmative vote of the Holders of the specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of the Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons entitled to vote a majority in principal amount of the outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the outstanding Debt Securities of a series, the persons entitled to vote such specified percentage in principal amount of the outstanding Debt Securities of such series will constitute a quorum (Section 1504).

      Notwithstanding the foregoing provisions, each of the Indentures provides that if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all outstanding Debt Securities affected thereby, or the Holders of such series and the other series: (i) there shall be no minimum quorum requirement for such meeting; and (ii) the principal amount of the outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture.

Discharge, Defeasance and Covenant Defeasance

      The Issuer will be permitted under each of the Indentures to discharge certain obligations to the Holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation by irrevocably depositing with the Trustee, in trust, funds in the currency in which the Debt

Securities of that series are payable in an amount sufficient to pay the entire indebtedness on the Debt Securities in respect of principal (and premium or Make-Whole Amount, if any) and interest to the date of such deposit, if the Debt Securities have become due and payable, or to the stated Maturity Date or redemption date, as the case may be.

      Each of the Indentures will also provide that the Issuer may elect either:

•	to defease and be discharged from any and all obligations with respect to any series of Debt Securities other than the obligations to register the transfer or exchange of the Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities and to hold moneys for payment in trust (“defeasance”) (Section 1402); or

•	to be released from its obligations with respect to that series of Debt Securities under certain sections of Article Ten of the Indenture relating to limitations on the incurrence of Debt, maintenance of Unencumbered Total Asset Value, existence of the Issuer, maintenance of the Issuer’s properties, insurance, payment of taxes and other claims and provision of financial information.

      In either case, any omission to comply with such obligations shall not constitute an Event of Default with respect to such Debt Securities (“covenant defeasance”) (Section 1403), so long as, in either case, the Issuer irrevocably deposits with the Trustee, in trust, of an amount, in the currency in which the affected Debt Securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to the Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of (and premium or Make-Whole Amount, if any) and interest on the Debt Securities or analogous payments thereon, on the scheduled due dates therefor.

      Such a trust may only be established if, among other things, the Issuer has delivered to the Trustee an opinion of counsel (as specified in the Indenture) to the effect that the Holders of the affected Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and this opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the Indenture (Section 1404).

      “Government Obligations” means securities which are: (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged; or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depositary receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depositary receipt.

      In the event the Issuer effects covenant defeasance with respect to any Debt Securities and those Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in the third item listed under “Events of Default, Notice and Waiver” with respect to certain specified sections of Article Ten of the Indentures (which sections would no longer be applicable to those Debt Securities as a result of such covenant defeasance) the amount in such currency in which those Debt Securities are payable, and Government Obligations on deposit with the

Trustee, will be sufficient to pay amounts due on those Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on those Debt Securities at the time of the acceleration resulting from the Default. However, the Issuer would remain liable to make payment of such amounts due at the time of acceleration.

Outstanding Debt Securities

      Unless otherwise indicated in the applicable prospectus supplement, in determining whether the holders of the requisite principal amount of Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver under an Indenture:

•	the portion of the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding for these purposes shall be that portion of the principal amount thereof that could be declared to be due and payable pursuant to the terms of the Original Issue Discount Security as of the date of such determination;

•	the principal amount of any Indexed Security shall be the principal face amount of the Indexed Security determined on the date of its original issuance; and

•	any Debt Security owned by the Issuer or any obligor on such Debt Security, or any Affiliate of the Issuer or such other obligor, shall be deemed not to be outstanding.

Special Terms Relating to Subordinated Debt Securities

      Upon any distribution of assets of the Issuer resulting from any dissolution, winding up, liquidation or reorganization, payments on Subordinated Debt Securities are to be subordinated, to the extent provided in the Subordinated Indenture, in right of payment to the prior payment in full of all Senior Indebtedness, but the obligation of the Issuer to make payments on the Subordinated Debt Securities will not otherwise be affected. No payment on Subordinated Debt Securities may be made at any time when there is a default in the payment of any principal, premium, interest, Additional Amounts or sinking fund of or on any Senior Indebtedness. Holders of Subordinated Debt Securities will be subrogated to the rights of holders of Senior Indebtedness to the extent of payments made on Senior Indebtedness upon any distribution of assets in any such proceedings out of the distributive shares of Subordinated Debt Securities. By reason of this subordination, in the event of a distribution of assets upon insolvency, certain creditors of the Issuer may recover more, ratably, than holders of Subordinated Debt Securities.

      The prospectus supplement relating to any Subordinated Debt Securities will describe the aggregate amount of Senior Indebtedness outstanding as of the most recent date practicable and any limitations on the issuance of additional Senior Indebtedness. As of the date of this prospectus, there is no limitation on the amount of Senior Indebtedness that may be issued by the Trust or the Operating Partnership.

Conversion or Exchange

      The holders of Debt Securities of a specified series that are convertible into or exchangeable for other Securities (“Convertible Debt Securities”) will be entitled at certain times specified in the prospectus supplement relating to those Convertible Debt Securities, subject to prior redemption, exchange, repayment or repurchase, to convert or exchange any Convertible Debt Securities of that series into such other Securities, at the conversion price set forth in the applicable prospectus supplement, subject to adjustment and to such other terms as are set forth in that prospectus supplement. Any such conversion or exchange of Convertible Debt Securities will be further subject to the applicable terms and conditions set forth in the applicable Indenture, as supplemented or amended from time to time.

Optional Redemption

      Except as otherwise provided in the applicable prospectus supplement, the Debt Securities of any series may be redeemed at any time at the option of the Issuer, in whole or from time to time in part, at a redemption price equal to the sum of: (i) the principal amount of the Debt Securities being redeemed plus accrued interest thereon to the redemption date; and (ii) the Make-Whole Amount (as defined below), if any, with respect to such Debt Securities (the “Redemption Price”).

      If notice of redemption has been given as provided in the applicable Indenture and funds for the redemption of any Debt Securities called for redemption shall have been made available on the redemption date referred to in such notice, such Debt Securities will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders of the Debt Securities from and after the redemption date will be to receive payment of the Redemption Price upon surrender of such Debt Securities in accordance with such notice.

      Notice of any optional redemption of any Debt Securities will be given to Holders at their addresses, as shown in the security register for the Debt Securities, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and principal amount of the Debt Securities held by such Holder to be redeemed.

      If all or less than all of the Debt Securities of any series are to be redeemed at the option of the Issuer, the Issuer will notify the Trustee at least 45 days prior to giving notice of redemption (or any shorter period that is satisfactory to the Trustee) of the aggregate principal amount of Debt Securities to be redeemed, if less than all of the Debt Securities of any series are to be redeemed, and their redemption date. If less than all of the Debt Securities of any series are to be redeemed, the Trustee shall select, in such manner as it shall deem fair and appropriate, no less than 60 days prior to the date of redemption, the Debt Securities of such series to be redeemed.

      Neither the Issuer nor the Trustee shall be required to: (i) issue, register the transfer of or exchange Debt Securities during a period beginning at the opening of business 15 days before any selection of Debt Securities to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Securities, or portion thereof, called for redemption, except the unredeemed portion of any Debt Securities being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Securities that have been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Securities not to be so repaid (Section 305).

      As used herein:

      “Make-Whole Amount” means, in connection with any optional redemption of any Debt Securities, the excess, if any, of: (i) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable in respect of each such dollar if such redemption had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (as defined below) (determined on the third Business Day preceding the date notice of such redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption had not been made, to the date of redemption, over (ii) the aggregate principal amount of the Debt Securities being redeemed.

      “Reinvestment Rate” means the yield on Treasury securities at a constant maturity corresponding to the remaining life (as of the date of redemption, and rounded to the nearest month) to stated maturity of the principal being redeemed (the “Treasury Yield”), plus 0.25%, unless such percentage is otherwise provided in the applicable prospectus supplement. For purposes hereof, the Treasury Yield shall be equal to the arithmetic mean of the yields published in the Statistical Release (as defined below) under the heading “Week Ending” for “U.S. Government Securities — Treasury Constant Maturities” with a maturity equal to such remaining life; provided, that if no published maturity exactly corresponds to such remaining life, then the Treasury Yield shall be interpolated or extrapolated on a straight-line basis from the arithmetic means of the yields for the next shortest and next longest published maturities. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury Yield in the above manner, then the Treasury Yield shall be determined in the manner that most closely approximates the above manner, as reasonably determined by the Issuer.

      “Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which reports yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Issuer.

Global Debt Securities

      The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to that series. Global Debt Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing Debt Securities in definitive form represented thereby, a global Debt Security may not be transferred except as a whole by the depositary for that global Debt Security to a nominee of that depositary or by a nominee of that depositary to that depositary or another nominee of that Depositary or by that depositary or any such nominee to a successor of that depositary or a nominee of such successor.

      The specific terms of the depositary arrangement with respect to a series of global Debt Securities, and certain limitations and restrictions relating to a series of bearer global Debt Securities, will be described in the prospectus supplement relating to that series.

Book-Entry System

      Certain series of Debt Securities may be represented by a single fully registered note in book-entry form, or global note, registered in the name of a nominee of The Depository Trust Company (“DTC”). The following are summaries of certain rules and operating procedures of DTC that affect the payment of principal and interest and transfers in the global notes. Upon issuance, each series of Debt Securities that is represented by a global note will be issued only in the form of a global note which will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC. Unless and until it is exchanged in whole or in part for Debt Securities of the appropriate series in definitive form under the limited circumstances described below, a global note may not be transferred except as a whole by: (i) DTC to a nominee of DTC; (ii) a nominee of DTC to DTC or another nominee of DTC; or (iii) DTC or any such nominee to a successor or a nominee of that successor.

      Ownership of beneficial interests in a global note will be limited to persons that have accounts with DTC for that global note (“participants”) or persons that may hold interests through participants. Upon the issuance of a global note, DTC will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the Debt Securities represented by the global note beneficially owned by those participants. Ownership of beneficial interests in these global notes will be shown on, and the transfer of these ownership interests will be effected only through, records maintained by DTC (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may limit or impair the ability to own, transfer or pledge beneficial interests in the global notes.

      So long as DTC or its nominee is the registered owner of a global note, DTC or its nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by that global note for all purposes under the Indenture. Except as described below, owners of beneficial interests in a global note will not be entitled to have Debt Securities represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of those Debt Securities in certified form and will not be considered the registered owners or Holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a Holder under the Indenture. The Issuer understands that under existing industry practices, if the Issuer requests any action of Holders or if an owner of a beneficial interest in a global note desires to give or take any action that a Holder is entitled to give or take under the Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

      Principal and interest payments on interests represented by a global note will be made to DTC or its nominee, as the case may be, as the registered owner of that global note. None of the Issuer, the Trustee or any agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payment made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

      The Issuer expects that DTC, upon receipt of any payment of principal or interest in respect of a global note, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in such global note as shown on the records of DTC. The Issuer also expects that payments by participants to owners of beneficial interests in the global notes held through these participants will be governed by standing customer instructions and customary practice, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of these participants.

      If DTC is at any time unwilling or unable to continue as depositary for Debt Securities represented by a global note and the Issuer fails to appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days, the Issuer will issue such Debt Securities in definitive from in exchange for the global notes. Any Debt Securities issued in definitive form in exchange for the global notes will be registered in such name or names, and will be issued in denominations of $1,000 and such integral multiples thereof, as DTC shall instruct the Trustee. It is expected that such instructions will be based upon directions received by DTC from participants with respect to ownership of beneficial interests in the global notes.

      DTC has advised the Issuer of the following information regarding DTC. DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers and dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DESCRIPTION OF PREFERRED SHARES

General

      The rights, preferences, privileges and restrictions of the preferred shares in respect of which this prospectus is delivered shall be described in the prospectus supplement relating to those preferred shares. Among the terms of the preferred shares which may be specified in the related prospectus supplement are the following:

•	the annual dividend rate, if any, or the means by which the dividend rate may be calculated, including without limitation the possibility that the rate of the dividends may bear an inverse relationship to some index or standard;

•	the date or dates from which dividends shall accrue and the date or dates on which dividends shall be paid and whether dividends shall be cumulative;

•	the price at which and the terms and conditions on which the series of preferred shares described in the prospectus supplement may be redeemed, including the period of time during which the shares may be redeemed, any premium to be paid over and above the par value of the preferred shares, and whether and to what extent accumulated dividends on the preferred shares will be paid upon the redemption of the shares;

•	the liquidation preference, if any, over and above the par value of the preferred shares and whether and to what extent the holders of the shares shall be entitled to accumulated dividends in the event of the voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Trust;

•	whether the preferred shares shall be subject to the operation of a retirement or sinking fund and, if so, a description of the operation of the retirement or sinking fund;

•	the terms and conditions, if any, on which the preferred shares may be convertible into, or exchangeable for, shares of any other class or classes of equity interests in the Trust, including the price or rate of conversion or exchange and the method for effecting the conversion or exchange, provided that no preferred shares will be convertible into shares of a class that has superior rights or preferences as to dividends or distribution of assets of the Trust upon the voluntary or involuntary dissolution or liquidation of the Trust;

•	a description of the voting rights, if any, of the preferred shares; and

•	other preferences, rights, qualifications or restrictions or material terms of the preferred shares.

      The Maryland Real Estate Investment Trust Law and the Trust’s Declaration of Trust provide that no shareholder shall be personally liable for any obligation of the Trust. The Trust’s Declaration of Trust and By-laws further provide that the Trust shall indemnify each shareholder against any claim or liability to which the holder may become subject by reason of being or having been a shareholder, and that the Company shall reimburse each shareholder for all legal or other expenses reasonably incurred by the holder in connection with any such claim or liability. It should be noted, however, that with respect to tort claims, claims for taxes and certain statutory liabilities, shareholders may, in some jurisdictions, be personally liable to the extent that these claims are not satisfied by the Company. Because the Company will carry public liability insurance in amounts that it considers adequate, any risk of personal liability to shareholders will be limited to situations in which the Company’s assets, together with its insurance coverage, would be insufficient to satisfy the claims against the Company and the shareholders, or in which the claim is not covered by the Company’s liability insurance policies.

      The description of the foregoing provisions of the preferred shares as set forth in the related prospectus supplement is only a summary, is not complete and is subject to, and is qualified in its entirety by, reference to the definitive Articles Supplementary to the Trust’s Declaration of Trust relating to that series of preferred shares. In connection with any offering of preferred shares, the Articles Supplementary will be filed with the Commission as an exhibit to or incorporated by reference in the registration statement of which this prospectus is a part.

Rank

      Unless otherwise specified in the applicable prospectus supplement, each series preferred shares will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Trust, rank:

•	senior to all classes or series of common shares, and to all equity securities ranking junior to that series of preferred shares;

•	on a parity with all equity securities issued by the Trust the terms of which specifically provide that those equity securities rank on a parity with that series of preferred shares; and

•	junior to all equity securities issued by the Trust the terms of which specifically provide that those equity securities rank senior to that series of preferred shares.

      For these purposes, the term “equity securities” does not include convertible debt securities for this purpose.

Dividends

      Holders of the preferred shares of each series will be entitled to receive, when, as and if declared by the Board of Trustees of the Trust, out of assets of the Trust legally available for payment, cash dividends, or dividends in kind or in other property if expressly permitted and described in the applicable prospectus supplement, at the rates and on the dates as will be set forth in the applicable prospectus supplement. Each dividend shall be payable to holders of record as they appear in the shareholder records of the Trust at the close of business on the record dates as shall be fixed by the Board of Trustees.

      Dividends on any series of preferred shares may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If the Board of Trustees fails to declare a dividend payable on a dividend payment date on any series of the preferred shares for which dividends are non-cumulative, then the holders of that series of the preferred shares will have no right to receive a dividend in respect of the dividend period ending on that dividend payment date, and the Trust will have no obligation to pay the dividend accrued for that period, whether or not dividends on the series are declared payable on any future dividend payment date.

      Unless otherwise specified in the prospectus supplement, if any preferred shares of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on any capital shares of the Trust of any other series ranking, as to dividends, on a parity with or junior to the preferred shares of that series for any period unless (i) if the series of preferred shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment on the preferred shares of that series for all past dividend periods and the then current dividend period or (ii) if the series of preferred shares does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for the payment on the preferred shares of that series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon preferred shares of any series and the shares of any other series of preferred shares ranking on a parity as to dividends with the preferred shares of that series, all dividends declared upon preferred shares of that series and any other series of preferred shares ranking on a parity as to dividends with the preferred shares shall be declared pro rata so that the amount of dividends declared per share on the preferred shares of that series and the other series of preferred shares shall in all cases bear to each other the same ratio that accrued dividends per share on the preferred shares of that series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred shares do not have a cumulative dividend) and such other series of preferred shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on preferred shares of such series which may be in arrears.

      Except as provided in the immediately preceding paragraph, unless (i) if the series of preferred shares has a cumulative dividend, full cumulative dividends on the preferred shares of that series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if the series of preferred shares does not have a cumulative dividend, full dividends on the preferred shares of that series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in common shares or other capital shares ranking junior to the preferred shares of that series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution upon the common shares, or any other capital shares of the Trust ranking junior to or on a parity with the preferred shares of that series as to dividends or upon liquidation, nor shall any common shares, or any other capital shares of the Trust ranking junior to or on a parity with the preferred shares of that series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Trust (except by conversion into or exchange for other capital shares of the Trust ranking junior to the preferred shares of that series as to dividends and upon liquidation).

Redemption

      If so provided in the applicable prospectus supplement, the preferred shares will be subject to mandatory redemption or redemption at the option of the Trust, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in the applicable prospectus supplement.

      The prospectus supplement relating to a series of preferred shares that is subject to mandatory redemption will specify the number of those preferred shares that shall be redeemed by the Trust in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such preferred shares do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred shares of any series is payable only from the net proceeds of the issuance of capital shares of the Trust, the terms of those preferred shares may provide that, if no such capital shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the preferred shares shall automatically and mandatorily be converted into the applicable capital shares of the Trust pursuant to conversion provisions specified in the applicable prospectus supplement.

      Notwithstanding the foregoing, unless (i) if the series of preferred shares has a cumulative dividend, full cumulative dividends on all preferred shares of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the current dividend period and (ii) if the series of preferred shares does not have a cumulative dividend, full dividends of the preferred shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no preferred shares of any series shall be redeemed unless all outstanding preferred shares of that series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of preferred shares of such series to preserve the REIT status of the Trust or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred shares of such series. In addition, unless (i) if the series of preferred shares has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of preferred shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividends periods and the then current dividend period, and (ii) if the series of preferred shares does not have a cumulative dividend, full dividends on the preferred shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Trust shall not purchase or otherwise acquire directly or indirectly any preferred shares of that series (except by conversion into or exchange for capital shares of the Trust ranking junior to the preferred shares of such series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of preferred shares of such series to preserve the REIT status of the Trust or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred shares of such series.

      If fewer than all of the outstanding preferred shares of any series are to be redeemed, the number of shares to be redeemed will be determined by the Trust and those shares may be redeemed pro rata from the holders of record of those shares in proportion to the number of those shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Trust.

      Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred shares of any series to be redeemed at the address shown on the share transfer books of the Trust. Each notice shall state:

•	the redemption date;

•	the number and series of preferred shares to be redeemed;

•	the place or places where the preferred shares are to be surrendered for payment of the redemption price;

•	that dividends on the shares to be redeemed will cease to accrue on the redemption date; and

•	the date upon which the holder’s conversion rights, if any, as to such shares shall terminate.

      If fewer than all of the preferred shares of any series are to be redeemed, the notice mailed to each holder of shares of that series shall also specify the number of preferred shares to be redeemed from that holder. If notice of redemption of any preferred shares has been given and if the funds necessary for redemption have been set aside by the Trust from and after the redemption date dividends will cease to accrue on those preferred shares, and all rights of the holders of those shares will terminate, except the right to receive the redemption price.

Liquidation Preference

      Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Trust, then, before any distribution or payment shall be made to the holders of any common shares or any other class or series of capital shares of the Trust ranking junior to the preferred shares in the distribution of assets upon any liquidation, dissolution or winding up of the Trust, the holders of each series of preferred shares shall be entitled to receive out of the assets of the Trust legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such preferred shares do not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares will have no right or claim to any of the remaining assets of the Trust. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Trust are insufficient to pay the amount of the liquidating distributions on all outstanding preferred shares and the corresponding amounts payable on all shares of other classes or series of capital shares of the Trust ranking on a parity with the preferred shares in the distribution of assets, then the holders of the preferred shares and all other such classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

      If liquidating distributions shall have been made in full to all holders of preferred shares, the remaining assets of the Trust shall be distributed among the holders of any other classes or series of capital shares ranking junior to the preferred shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For these purposes, the consolidation or merger of the Trust with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Trust, shall not be deemed to constitute a liquidation, dissolution or winding up of the Trust.

Voting Rights

      Holders of preferred shares will not have any voting rights except as indicated in the applicable prospectus supplement.

Conversion Rights

      The terms and conditions, if any, upon which any series of preferred shares is convertible into common shares will be set forth in the applicable prospectus supplement relating to that series. These terms will include the number of common shares into which the preferred shares are convertible, the conversion price or manner of calculation thereof, the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred shares or the Trust, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of that series of preferred shares.

Shareholder Liability

      As discussed above under “Description of Preferred Shares — General,” applicable Maryland law provides that no shareholder, including holders of preferred shares, shall be personally liable for the acts and obligations of the Trust and that the funds and property of the Trust shall be the only recourse for such acts or obligations.

Restrictions on Ownership

      For the Trust to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), the issued and outstanding common shares and preferred shares (together, the “Shares”), taken as a whole, must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year. In addition, not more than 50% of the value of the issued and outstanding Shares may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include as one individual certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year.

      Because the Board of Trustees believes it is essential for the Trust to continue to qualify as a REIT, the Trust’s Declaration of Trust, subject to certain exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 5.0% (the “Ownership Limit”) of the number or value of the issued and outstanding Shares. The Board of Trustees, upon receipt of a ruling from the Internal Revenue Service (the “IRS”), an opinion of counsel, or other evidence satisfactory to the Board of Trustees, and upon any other conditions as the Board of Trustees may direct, may also exempt a proposed transferee from the Ownership Limit. As a condition of this exemption, the intended transferee must give written notice to the Trust of the proposed transfer no later than the fifteenth day prior to any transfer which, if consummated, would result in the intended transferee owning Shares in excess of the Ownership Limit. The Board of Trustees may require any opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Trust’s status as a REIT. Any transfer of Shares that would (i) create a direct or indirect ownership of Shares in excess of the Ownership Limit, (ii) result in the Shares being owned by fewer than 100 persons or (iii) result in the Trust being “closely held” within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the Shares. The foregoing restrictions on transferability and ownership will not apply if the Board of Trustees determines that it is no longer in the best interests of the Trust to attempt to qualify, or to continue to qualify, as a REIT.

      Any purported transfer of Shares that would (i) result in a person owning Shares in excess of the Ownership Limit, (ii) cause the Trust to become “closely held” under Section 856(h) of the Code or (iii) cause the Shares to be owned by fewer than 100 persons and is not otherwise permitted as provided above will result in those of the transferred Shares which cause any of the events in clauses (i) through (iii) above to occur to become excess shares (“Excess Shares”), which will be transferred by operation of law to the Trust as trustee for the exclusive benefit of one or more organizations described in Sections 170(b)(1)(A) and 170(c) of the Code (“Charitable Beneficiary”). While these Excess Shares are held in trust, the Trust, in its capacity as trustee, will be deemed to have an irrevocable proxy to vote the Excess Shares for the benefit of the Charitable Beneficiary and will hold any dividends payable with respect to the Excess Shares in trust for the Charitable Beneficiary. Subject to the Ownership Limit, the Excess Shares may be retransferred by the Trust, in its capacity as trustee, to any person (if the Excess Shares would not be Excess Shares in the hands of such person). If such a transfer is made, the interest of the Charitable Beneficiary would terminate and proceeds of the sale would be payable to the intended transferee and to the Charitable Beneficiary. The intended transferee would receive the lesser of (1) the price paid by the intended transferee or, if the intended transferee did not give value for such Excess Shares (e.g., a transfer by gift or devise), the fair market value (as described below) at the time of the purported transfer that resulted in the Excess Shares and (2) the price per share received by the trustee from the sale or other disposition of the Excess Shares held in trust. Any proceeds in excess of the amount payable to the intended transferee will be payable to the Charitable Beneficiary. In addition, Excess Shares held in trust are subject to purchase by the Trust at a purchase price equal to the lesser of the price paid for the Shares by the intended transferee (or, in the case of a devise or gift, the fair market value at the time of such devise or gift) and the fair market value of the Shares on the date the Trust exercises its right to purchase. Fair market value shall be the last reported sales price reported on the New York Stock Exchange (“NYSE”) on the trading day immediately preceding the relevant date, or if not then traded on the NYSE, the last reported sales price of Shares on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which Shares may be traded, or if not then traded over any exchange or quotation system, then the fair market value of such Shares on the relevant date as determined in good faith by the Board of Trustees. The Trust’s right to purchase may be exercised during the 90 day period beginning immediately after the later of the date of the purported transfer which resulted in the Excess Shares and the date the Board of Trustees determines in good faith that such a transfer has occurred. From and after the intended transfer to the intended transferee of the Excess Shares, the intended transferee shall cease to be entitled to distributions, voting rights and other benefits with respect to these Shares except the right to payment of the purchase price for the Shares on the retransfer of Shares as provided above and except for certain distributions upon liquidation. Any dividends or distribution paid to a proposed transferee on Excess Shares prior to the discovery by the Trust that the Shares have been transferred in violation of the provisions of the Trust’s Declaration of Trust shall be repaid to the Trust upon demand. Any dividends so disgorged will then be paid over to the trustee and held in trust for the Charitable Beneficiary. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Shares may be deemed, at the option of the Trust, to have acted as an agent on behalf of the Trust in acquiring these Excess Shares and to hold these Excess Shares on behalf of the Trust.

      All certificates representing Shares will bear a legend referring to the restrictions described above.

      All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5.0% (or such other percentage between 0.5% and 5.0%, as provided in the rules and regulations promulgated under the Code) of the number or value of the outstanding Shares must give a written notice to the Trust by January 31 of each year. In addition, each shareholder shall be required upon demand to disclose to the Trust in writing such information with respect to the direct, indirect and constructive ownership of Shares as the Board of Trustees deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

Registrar and Transfer Agent

      The Registrar and Transfer Agent for the preferred shares will be set forth in the applicable prospectus supplement.

Depositary Shares

      The Trust may, at its option, elect to offer fractional preferred shares, rather than full preferred shares. In the event such option is exercised, the Trust will issue receipts for depositary shares, each of which will represent a fraction (to be set forth in the prospectus supplement relating to the preferred shares) of a share of that series of preferred shares.

      The preferred shares represented by depositary shares will be deposited under a deposit agreement between the Trust and a bank or trust company selected by the Trust having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the “Depositary Shares Depositary”). Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a preferred share represented by the depositary share, to all the rights and preferences of the preferred share, represented thereby (including dividend, voting, redemption, conversion and liquidation rights).

      The above description of the depositary shares is only a summary, is not complete and is subject to, and is qualified in its entirety by, the description in the related prospectus supplement and the provisions of the deposit agreement, which will contain the form of depositary receipt. A copy of the deposit agreement will be filed with the Commission as an exhibit to or incorporated by reference in the registration statement of which this prospectus is a part.

DESCRIPTION OF WARRANTS

      The Trust may issue separately, or together with any preferred shares or common shares offered by any prospectus supplement, warrants for the purchase of other preferred shares or common shares. The warrants may be issued under warrant agreements to be entered into between the Trust and a bank or trust company, as warrant agent, or may be represented by certificates evidencing the warrants, all as set forth in the prospectus supplement relating to the particular series of warrants. The following summaries of certain provisions of the warrants are not complete and are subject to, and are qualified in their entirety by reference to, all the provisions of any related warrant agreement and warrant certificate, respectively, including the definitions therein of certain terms. Wherever defined terms of the warrant agreement are summarized in this prospectus or in a prospectus supplement, it is intended that such defined terms shall be incorporated in this prospectus or in that prospectus supplement by reference. In connection with any offering of warrants, any related warrant agreement or a form of any related warrant certificate will be filed with the Commission as an exhibit to or incorporated by reference in the registration statement of which this prospectus is a part.

General

      The prospectus supplement relating to the particular series of warrants offered by that prospectus supplement will describe the terms of the offered warrants, any related warrant agreement and any related warrant certificate, including the following, to the extent applicable:

•	if the warrants are offered for separate consideration, the offering price and the currency for which warrants may be purchased;

•	if applicable, the designation, number, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the preferred shares purchasable upon exercise of preferred shares warrants and the price at which that number of preferred shares may be purchased upon exercise;

•	if applicable, the number of common shares purchasable upon exercise of common shares warrants and the price at which that number of common shares may be purchased upon exercise;

•	the date, if any, on and after which the offered warrants and the related preferred shares and/or common shares will be separately transferable;

•	the date on which the right to exercise the offered warrants shall commence and the expiration date of those rights;

•	a discussion of the specific U.S. federal income tax, accounting and other considerations applicable to the warrants or to any Securities purchasable upon the exercise of the warrants;

•	whether the offered warrants represented by warrant certificates will be issued in registered or bearer form, and if registered, where they may be transferred and registered;

•	any applicable anti-dilution provisions;

•	any applicable redemption or call provisions;

•	any applicable book-entry provisions; and

•	any other terms of the offered warrants.

      Warrant certificates will be exchangeable on the terms specified in the related prospectus supplement for new warrant certificates of different denominations and warrants may be exercised at the corporate trust office of the applicable warrant agent or any other office indicated in the prospectus supplement relating thereto. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the preferred shares or common shares purchasable upon such exercise, including the right to receive payments of dividends or distributions of any kind, if any, on the preferred shares or common shares, respectively, purchasable upon exercise or to exercise any applicable right to vote.

Exercise of Warrants

      Each warrant will entitle the holder thereof to purchase the referenced number of preferred shares or common shares, as the case may be, at the exercise price as shall in each case be set forth in, or be determinable from, the prospectus supplement relating to that warrant, by payment of the exercise price in full in the currency and in the manner specified in that prospectus supplement. Warrants may be exercised at any time up to the close of business on the applicable expiration date (or such later date to which that expiration date may be extended by the Trust); unexercised warrants will become null and void.

      Upon receipt at the corporate trust office of the applicable warrant agent or any other office indicated in the related prospectus supplement of (a) payment of the exercise price and (b) the warrant certificate properly completed and duly executed, the Trust will, as soon as practicable, forward the preferred shares or common shares purchasable upon such exercise to the holder of the warrant. If less than all of the warrants represented by the tendered warrant certificate are exercised, a new warrant certificate will be issued for the remaining number of warrants.

FEDERAL INCOME TAX CONSIDERATIONS

WITH RESPECT TO THE TRUST AND THE OPERATING PARTNERSHIP

      The following summary of the material federal income tax considerations with respect to the Trust and the Operating Partnership regarding the offering of Securities is based on current law, is for general information only and is not intended as tax advice. The tax treatment of a holder of any of the Securities will vary depending on the terms of the specific Securities acquired or held by such holder as well as such holder’s particular situation, and this summary is addressed only to holders that hold Securities as capital assets and does not attempt to address all aspects of federal income taxation relating to holders of the Securities. Nor does it discuss all of the aspects of federal income taxation that may be relevant to certain types of holders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, persons holding a position in a hedging transaction, regulated investment companies and pension funds) who are subject to special treatment under the federal income tax laws.

      EACH PROSPECTIVE PURCHASER OF SECURITIES IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF THE SECURITIES AND OF THE TRUST’S ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUD-

ING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of the Trust

      Management of the Trust believes that, commencing with the Trust’s taxable year ended December 31, 1994, the Trust has been organized and operated in such a manner as to qualify as a REIT under Sections 856 through 860 of the Code. The Trust intends to continue to operate in such a manner as to qualify for taxation as a REIT in the future, but no assurance can be given that it has or will remain qualified.

      The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the Code sections that govern the federal income taxation of a REIT. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

      Wolf, Block, Schorr and Solis-Cohen LLP has opined that, commencing with the Trust’s taxable year ended December 31, 1994, the Trust has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for future taxable periods. It must be emphasized that the opinion of Wolf, Block, Schorr and Solis-Cohen LLP is based on certain assumptions and representations made by the Trust and the Operating Partnership as to factual matters. Moreover, such qualification and taxation as a REIT depend upon the Trust’s future ability to meet, through actual annual operating results, requirements relating to asset ownership, distribution levels, diversity of stock ownership and the various other qualification tests imposed under the Code discussed below, the results of which may not be reviewed by Wolf, Block, Schorr and Solis-Cohen LLP. Accordingly, no assurance can be given that the actual results of the Trust’s operation for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of failure to qualify as a REIT, see “— Failure to Qualify.”

      As a REIT, the Trust generally is not subject to federal corporate income taxes on its net income that it currently distributes to shareholders. This treatment substantially eliminates the “double taxation” (at the corporate and shareholder levels) that generally results from investment in a corporation. However, the Trust will be subject to federal income or excise tax as follows. First, the Trust will be taxed at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains. Second, under certain circumstances, the Trust may be subject to the “alternative minimum tax” on its items of tax preference. Third, if the Trust has (i) net income from the sale or other disposition of “foreclosure property” (generally property acquired by a REIT upon the default by a debtor with respect to indebtedness secured by the property or upon the default by a lessee where the REIT was the lessor) which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate tax rate on such income. Fourth, if the Trust has net income from “prohibited transactions” (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, and dispositions of property that occur due to involuntary conversion), such income will be subject to a 100% tax. Fifth, if the Trust should fail to satisfy the 75% gross income test or the 95% gross income test (discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (i) the gross income attributable to the greater of the amount by which the Trust fails the 75% test or the 95% test in the taxable year, multiplied by (ii) a fraction generally intended to reflect the Trust’s profitability. Sixth, if the Trust should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 90% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Trust would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Trust acquires any asset from a corporation, where some or all of the gain from the taxable disposition of the asset would have been taxable to the corporation in a transaction in which the basis of the asset in the Trust’s hands is determined by reference to the basis of the asset (or any other property) in the hands of such corporation, and the Trust recognizes gain on the disposition of such asset during the 10-year period following acquisition of the asset, then, pursuant to guidelines issued by the Internal Revenue Service (the “IRS”), to the extent of the “built-in gain” (the excess of the fair market value of the asset on the date acquired over its adjusted tax basis at that date in the case of assets acquired from a C corporation), such gain will be subject to tax at the Trust level at the highest regular corporate rate. The result described above with respect to the recognition of built-in gain assumes the Trust is eligible to make, and makes, an election pursuant to the temporary or final regulations issued under Section 337(d) of the Code.

Requirements for Qualification

      The Code defines a REIT as a corporation, trust or association (1) that is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities as “individuals” for these purposes); (7) that makes an election to be taxable as a REIT, or has made this election for a previous taxable year, which election has not been revoked or terminated, and satisfies all of the relevant filing and administrative requirements for REIT status; (8) that uses a calendar year for federal income tax purposes and complies with the record keeping requirements of the Code and regulations; and (9) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of determining stock ownership under the rule limiting ownership by five or fewer individuals, REIT shares held by a pension fund generally are treated as held proportionately by its beneficiaries and certain other attribution rules will apply.

      The Trust has satisfied and will continue to satisfy conditions (1) through (8) above. In making the “five or fewer individuals” determination, if treating interests in the Operating Partnership that can be converted into shares of the Trust as converted into outstanding shares would cause the Trust to fail that test, the interests are deemed to have been converted. In addition, the Trust’s Declaration of Trust provides for restrictions regarding transfer of its shares, in order to assist the Trust in continuing to satisfy the share ownership requirements described in (5) and (6) above. Such transfer restrictions are included in the Trust’s Declaration of Trust, filed as an exhibit to a report incorporated by reference herein. See “Where to Find Additional Information.”

      Code Section 856(i) provides that a corporation which is a “qualified REIT subsidiary” is not to be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and such items (as the case may be) of the REIT. A qualified REIT subsidiary is any corporation 100% of the stock of which is held by the REIT, regardless of whether the REIT has held such corporation’s stock at all times during its existence. In applying the requirements described herein, the Trust’s “qualified REIT subsidiaries” are ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiaries will be treated as assets, liabilities and items of the Trust.

      In the case of a REIT which is a partner in a partnership, Treasury Regulations (as defined below) provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests described below. Thus, the Trust’s proportionate share of the assets, liabilities and items of income of the Operating Partnership and the other partnerships through which the Trust’s properties are owned (the “Property Partnerships”) will be treated as assets, liabilities and items of income of the Trust for purposes of applying the requirements described herein. The references to the gross income or assets of the Trust, as discussed immediately below in “Income Tests” and “Assets Tests,” include the Trust’s proportionate share of the gross income or assets, as the case may be, of the Operating Partnership and the Property Partnerships. The Trust has control over the Operating Partnership and the Property Partnerships and intends to operate them in a manner that is consistent with the Trust’s qualification as a REIT.

Income Tests

      For the Trust to maintain its qualification as a REIT, the Trust must satisfy two tests based on the nature of the underlying gross income. These requirements must be satisfied annually. First, at least 75% of the Trust’s gross income (excluding gross income from prohibited transactions) for each taxable year must consist of income derived directly or indirectly from investments relating to real property or mortgages on real property (including “rents from real property” and, in certain circumstances, interest) or certain types of “qualified temporary investment income.” Second, at least 95% of the Trust’s gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, and from dividends, other types of interest, and gain from the sale or disposition of stock or securities or from any combination of the foregoing.

      Rents received by the Trust will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above provided that several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person, although a payment of rent generally is not excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Special rules apply where the tenant is a sublessor with respect to property to permit a REIT to receive rent determined by reference to the income or profits of the tenant in some cases. Second, the Code provides that rents received from a tenant do not qualify as “rents from real property” in satisfying the gross income tests if the REIT, directly or through the applicable ownership attribution rules, owns 10% or more, by voting power or value, of such tenant (a “Related Party Tenant”) unless, for periods after December 31, 2000, the tenant is a taxable REIT subsidiary and specified applicable conditions are met. Although the Trust may lease portions of its properties to tenants that may constitute Related Party Tenants, the Trust does not believe that the rents attributable to such leases would cause the Trust to fail to satisfy the 75% or 95% gross income tests. Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, the portion of rent attributable to such personal property will not qualify as “rents from real property.” The Trust does not anticipate that the rent attributable to the personal property leased in connection with the real property will be greater than 15% of the total rent received under the lease or, if it was as to any particular lease or group of leases, that the rent attributable to the personal property would cause the Trust to fail to satisfy the 75% or 95% gross income tests. Finally, in order for rents received to qualify as “rents from real property,” the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor that is adequately compensated and from whom the REIT derives no revenue; provided, however, that the Trust may directly perform services “usually and customarily” rendered in connection with the rental of space for occupancy only and that are not otherwise considered “rendered to the occupant” of the property. The Trust has represented that it does not and will not knowingly (i) charge rent for any property that is based in whole or in part on the income or profits of any person or (ii) directly perform services considered to be rendered to the occupant of property, other than services usually and customarily rendered in connection with the rental of space for occupancy only.

      The Trust is a self-managed REIT; i.e., the Operating Partnership performs all of the management and leasing functions with respect to the properties it owns, provided that the services called for do not cause the rents received with respect to those leases to fail to qualify as “rents from real property.” To the extent that the services provided are not “usual and customary” under the foregoing rules, the Trust will employ a qualifying independent contractor to render the services. The Trust may provide property management and leasing services to third parties and will provide services to an affiliated entity for a fee.

      The Trust is permitted to render a de minimis amount of impermissible services to tenants, or in connection with the management of a property (together, “Impermissible Services”), without otherwise qualifying rents from the property being classified as not “rents from real property.” In order to qualify for this de minimis exception, the amount received by the Trust for Impermissible Services with respect to any property for any taxable year may not exceed 1% of all amounts received or accrued by the Trust during such taxable year with respect to such property. For purposes of the foregoing, the amount treated as “received” by the Trust for Impermissible Services will not be less than 150% of the Trust’s direct cost in rendering such service. However, the amount of any income that the Trust receives for Impermissible Services will not be treated as “rents from real property” for purposes of the gross income tests. The Trust does not believe that the level of its gross income from Impermissible Services, if any, would cause the Trust to violate the 1% safe harbor as to any property.

      The Operating Partnership may receive fees in consideration of the performance of management and administrative services with respect to any properties that are not owned entirely by the Operating Partnership. Although a portion of such management and administrative fees generally will not constitute “qualifying income” for purposes of the 75% and 95% gross income tests, the Trust Management believes that the aggregate amount of such fees, if any (plus any income from Impermissible Services and other nonqualifying income), in any taxable year will not cause the Trust to fail the 75% and 95% gross income tests.

      For purposes of the gross income tests, the term “interest” generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the net income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

      Generally, the failure to satisfy either or both of the 75% and 95% gross income tests will cause the REIT status of the Trust to terminate with the taxable year in which the failure occurs. Relief from the adverse consequences of such failure is available if the Trust’s failure to meet such tests was due to reasonable cause and not willful neglect, the Trust attaches a schedule of the nature and the sources of its gross income to its income tax return, and any incorrect information set forth on the schedule is not due to fraud with intent to evade tax. It is not possible to state whether, in all circumstances, the Trust would be entitled to the benefit of these relief provisions. As discussed above in “Taxation of the Trust,” even if these relief provisions apply, a tax would be imposed with respect to the excess of 75% or 95% of the Trust’s gross income over the Trust’s qualifying income in the relevant category, whichever is greater.

Asset Tests

      The Trust, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Trust’s total assets must be represented by real estate assets (including (i) its allocable share of real estate assets held by partnerships in which the Trust owns an interest or held by “qualified REIT subsidiaries” of the Trust and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Trust), cash, cash items and government securities. Second, not more than 25% of the Trust’s total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer’s securities owned by the Trust may not exceed 5% of the value of the Trust’s total assets and the Trust may not own more than 10% of the value or voting power of any one issuer’s outstanding securities (other than the stock of a qualified REIT subsidiary, of which the REIT is required to own all of the stock, or of another real estate investment trust or of a “grandfathered preferred stock subsidiary” or a taxable REIT subsidiary). This rule was amended recently to allow REITs to have a greater percentage ownership of the stock of “taxable REIT subsidiaries.”

      Not more than 20% of the Trust’s total assets may constitute securities issued by taxable REIT subsidiaries, and the 10% limit on voting power or value of securities issued by one issuer does not apply to securities of a taxable REIT subsidiary or a grandfathered preferred stock subsidiary. For these purposes, a taxable REIT subsidiary is any corporation in which the Trust owns an interest, that joins with the Trust in making an election to be treated as a taxable REIT subsidiary, and that does not engage in certain activities.

      The Operating Partnership owns 8.0% of the voting common stock and 100% of the non-voting common stock of Liberty Property Development Corp. and none of the voting common stock and 100% of the non-voting common stock of Liberty Property Development Corp.-II. The Operating Partnership also owns 100% of the outstanding stock of each of three other companies: Liberty Property Development Corp.-III, Liberty 2001 Corp., and Liberty UK Development Corp. The Operating Partnership also owns stock in Aymar House Limited, constituting 50% of the voting power and 60% of the value of that company. A taxable REIT subsidiary election has been made for each of these six companies. Neither the Trust nor the Operating Partnership owns a material interest in the securities of any other corporate entities except entities that are qualified REIT subsidiaries.

      Based on its analysis of the estimated value of the securities of each of the taxable REIT subsidiaries owned by the Operating Partnership relative to the estimated value of the other assets of the Operating Partnership, the Trust has determined that its pro rata share of the securities of the taxable REIT subsidiaries combined does not exceed 20% of the total value of its assets. No independent appraisal will be obtained to support these conclusions, and Wolf, Block, Schorr & Solis-Cohen, LLP, in rendering its opinion as to the qualification of the Trust as a REIT, is relying solely on the representations of the Trust regarding the values of each taxable REIT subsidiary. The 20% of value limitation must be satisfied each time the Trust increases its ownership of securities of any taxable REIT subsidiary (including as a result of increasing its interest in the Operating Partnership as its limited partners exercise their conversion rights). Although the Trust plans to take steps to insure that it satisfies the 20% of value limitation, for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful or will not require a reduction in the Operating Partnership’s overall interest in any taxable REIT subsidiary.

      After initially meeting the asset tests at the close of any quarter, the Trust will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of any quarter as may be required to cure any non-compliance.

Annual Distribution Requirements

      To qualify as a REIT, the Trust is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (A) the sum of (i) 90% of the “REIT taxable income” of the Trust (computed without regard to the dividends paid deduction and the Trust’s net capital gain) and (ii) 90% of the net taxable income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Trust timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent the Trust does not distribute all of the net capital gain or distributes at least 90%, but less than 100%, of its “REIT taxable income,” as adjusted, it will be subject to tax on the undistributed amount at the regular corporate tax rates applicable to such income. Furthermore, if the Trust should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Trust would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

      The Trust has made, and intends to make, timely distributions to its shareholders in amounts sufficient to satisfy the annual distribution requirements. The Operating Partnership, as the general partner of each Property Partnership, is authorized under the various partnership agreements to cause distributions to be made to their respective partners of all available cash to permit the Trust to meet the annual distribution requirement. It is possible that, from time to time, the Trust may experience timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at REIT taxable income. Further, it is possible that, from time to time, the Trust may be allocated a share of net capital gain attributable to the sale of depreciable property which exceeds its allocable share of cash attributable to that sale. In such cases, the Trust may have less cash available for distribution than is necessary to meet the annual 90% distribution requirement or to avoid tax with respect to the capital gain or the excise tax imposed on certain undistributed income. To meet the 90% distribution requirement necessary to qualify as a real estate investment trust or to avoid tax with respect to capital gain or the excise tax imposed on certain undistributed income, the Trust may find it appropriate to arrange for short-term (or possibly long-term) borrowings or to pay distributions in the form of taxable stock dividends. Any such borrowings for the purpose of making distributions to shareholders of the Trust are required to be arranged through the Operating Partnership.

      Under certain circumstances, the Trust may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in the Trust’s deduction for dividends paid for the earlier year. Thus, the Trust may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Trust will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify

      If the Trust fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Trust would be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders of the Trust in any year in which the Trust failed to qualify would not be deductible by the Trust nor would there be a requirement to make distributions. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders of the Trust would be taxable as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Trust would also be disqualified from taxation as a REIT for the four taxable years following the year in which qualification was lost. It is not possible to state whether in all circumstances the Trust would be entitled to such statutory relief.

Other Tax Considerations

      The Trust may be subject to state or local taxation in various state or local jurisdictions, including those in which it transacts business. The state and local tax treatment of the Trust may not conform to the federal income tax consequences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Trust.

      To the extent that the Trust engages in real estate development activities in foreign countries or invests in real estate located in foreign countries, the Trust’s profits from such activities or investments will generally be subject to tax in the countries where such activities are conducted or such properties are located. The precise nature and amount of such taxation will depend on the laws of the countries where the activities are conducted or the properties are located. Although the Trust will attempt to minimize the amount of such foreign taxation, there can be no assurance as to whether or the extent to which measures taken to minimize such taxes will be successful. If the Trust satisfies the annual distribution requirements for qualification as a REIT and is, therefore, not subject to federal corporate income tax on that portion of its ordinary income and capital gain that is currently distributed to its shareholders, the Trust will generally not be able to recover the cost of any foreign tax imposed on such profits from its foreign activities or investments by claiming foreign tax credits against its federal income tax liability on such profits.

Moreover, the Trust will not be able to pass foreign tax credits through to its shareholders. As a result, to the extent that the Trust is required to pay taxes in foreign countries, the cash available for distribution to its shareholders will be reduced accordingly.

      The Operating Partnership will receive fees from an affiliated entity as consideration for services that the Operating Partnership will provide to such entity in connection with the development and management of the Kings Hill project in the United Kingdom (“U.K.”). The amount of this fee income will not be qualifying income for purposes of the 75% or 95% gross income tests, although the Trust does not expect that the revenue derived from such services would cause it to fail the 75% or 95% gross income tests. The Trust may be subject to Corporation Tax in the U.K. at the rate of 33% on its share of such fee income if the Trust is deemed to have a branch or agency in the U.K. as a result of services that may be performed for such entity in the U.K. In addition, rental income received by the Trust with respect to leases of real property in the U.K. would be subject to U.K. withholding tax at the rate of 25%. It is possible that such rental income (together with any gain arising from the sale or other disposition of such properties) could instead be subject to Corporation Tax in the U.K. at the rate of 33% if the U.K. Inland Revenue did not regard the Trust as holding the properties for purposes of long term investment or if such income or gain were deemed attributable to a branch or agency of the Trust in the U.K. Such U.K. taxes will reduce the amount of cash available for distribution by the Trust to its shareholders out of such income.

Tax Aspects of the Trust’s Investments in Partnerships

      The following discussion summarizes the material federal income tax considerations applicable solely to the Trust’s investment in the Operating Partnership and the Property Partnerships (collectively, the “Partnerships”).

Classification as a Partnership

      The Trust will be required to include in its income its distributive share of the Operating Partnership’s income and to deduct its distributive share of the Operating Partnership’s losses, and the Trust and the Operating Partnership will be required to include in computing their income their respective distributive shares of the income and losses of the Property Partnerships only if the Operating Partnership and each of the Property Partnerships is classified, for federal income tax purposes, as a partnership rather than as an association taxable as a corporation.

      For taxable periods prior to January 1, 1997, an organization formed as a partnership was treated as a partnership rather than as a corporation for federal income tax purposes only if it possessed no more than two of the four corporate characteristics that the Treasury Regulations used to distinguish a partnership from a corporation. Although neither the Operating Partnership nor the Property Partnerships requested a ruling from the IRS that they would be classified as partnerships for Federal income tax purposes, rather than as associations taxable as corporations, Wolf, Block, Schorr and Solis-Cohen LLP had opined that, based on the provisions of the respective partnership agreements of the Operating Partnership and each Property Partnership, and certain factual assumptions and representations as to each of them, the Operating Partnership and each Property Partnership will be treated as partnerships for federal income tax purposes and not as associations taxable as corporations. Effective January 1, 1997, newly promulgated Treasury Regulations eliminated the four-factor test described above and permitted partnerships and other non-corporate entities to be taxed as partnerships for federal income tax purposes without regard to the number of corporate characteristics possessed by such entity. Under those Regulations, both the Operating Partnership and each of the Property Partnerships will be classified as partnerships for federal income tax purposes unless an affirmative election is made by the entity to be taxed as a corporation. The Trust has represented that no such election has been made, or is anticipated to be made, on behalf of the Operating Partnership or any of the Property Partnerships. Under a special transitional rule in the Regulations, the IRS will not challenge the classification of an existing entity such as the Operating Partnership or a Property Partnership for periods prior to January 1, 1997 if: (i) the entity has a “reasonable basis” for its classification; (ii) the entity and each of its members recognized the federal income tax consequences of any change in classification of the entity made within the 60 months prior to January 1, 1997; and

(iii) neither the entity nor any of its members had been notified in writing on or before May 8, 1996 that its classification was under examination by the IRS. Neither the Partnership nor any of the Property Partnerships changed their classification within the 60 month period preceding May 8, 1996, nor was any one of them notified that their classification as a partnership for federal income tax purposes was under examination by the IRS. Therefore, in reliance on the opinion previously rendered by Wolf, Block, Schorr and Solis-Cohen LLP, the Operating Partnership and each of the Property Partnerships should continue to be taxed as partnerships for federal tax purposes.

      If for any reason the Operating Partnership or a Property Partnership were taxable as a corporation rather than as a partnership for federal income tax purposes, the Trust would not be able to satisfy the income and asset requirements for status as a REIT. In addition, any change in the Operating Partnership’s status or that of a Property Partnership for tax purposes might be treated as a taxable event, in which case the Trust might incur a tax liability without any related cash distribution. See “— Taxation of the Trust,” above. Further, items of income and deduction for the Operating Partnership or a Property Partnership would not pass through to the respective partners, and the partners would be treated as stockholders for tax purposes. Each Partnership would be required to pay income tax at regular corporate tax rates on its net income and distributions to partners would constitute dividends that would not be deductible in computing the Partnership’s taxable income.

Income Taxation of the Partnerships

  Partners, Not the Operating Partnership or Property Partnerships, Subject to Tax

      A partnership is not a taxable entity for federal income tax purposes. Rather, the Trust will be required to take into account its allocable share of the income, gains, losses, deductions and credits of each of the Operating Partnership and the Property Partnerships for any taxable year of such Partnerships ending within or with the taxable year of the Trust, without regard to whether the Trust has received or will receive any cash distributions. The same will be true for the Operating Partnership with respect to its allocable share of the income, gains, losses, deductions and credits of each of the Property Partnerships.

  Partnership Allocations

      Although a partnership agreement generally will determine the allocation of income and losses among partners, the allocations provided in the partnership agreement will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder, which generally require that partnership allocations respect the economic arrangement of the partners.

      If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss of each of the Operating Partnership and the Property Partnerships are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

  Tax Allocations with Respect to Pre-Contribution Gain

      Pursuant to Section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with the unrealized gain associated with the property at the time of the contribution. The amount of such unrealized gain is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (the “Book-Tax Difference”). In general, the fair market value of the properties owned (directly or indirectly) by the Trust and interests in Property Partnerships contributed to the Operating Partnership has been substantially in excess of their respective adjusted tax bases. The partnership agreements of each of the Operating Partnership and the Property Partnerships require that allocations attributable to each item of contributed property be made so as to allocate the tax depreciation available with respect to such property first to the partners other than the partner that contributed the property, to the extent of, and in proportion to, their book depreciation, and then, if any tax depreciation remains, to the partner that contributed the property. Upon the disposition of any item of contributed property, any gain attributable to the “built-in” gain of the property at the time of contribution would be allocated for tax purposes to the contributing partner. These allocations are intended to be consistent with the Treasury Regulations under Section 704(c) of the Code.

      In general, participants in the formation of the Trust (and the Partnerships) have been allocated disproportionately lower amounts of depreciation deductions for tax purposes relative to their percentage interests in the Operating Partnership, and disproportionately greater shares relative to their percentage interests in the Operating Partnership of the gain on the sale by the Partnerships of one or more of the contributed properties. These tax allocations will tend to reduce or eliminate the Book-Tax Difference over the life of the Partnerships. Because the partnership agreements of the Partnerships adopt the “traditional method” in accounting for items allocable under Section 704(c) of the Code, the amounts of the special allocations of depreciation and gain under the special allocation rules of Section 704(c) of the Code may be limited by the so-called “ceiling rule” and may not always eliminate the Book-Tax Difference on an annual basis or with respect to a specific transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Partnerships may cause the Trust to be allocated less depreciation than would be available for newly purchased properties.

      The foregoing principles also apply in determining the earnings and profits of the Trust. The application of these rules may result in a larger share of the distributions from the Trust being taxable to shareholders as dividends.

  Basis in Operating Partnership Interest

      The Trust’s adjusted tax basis in its partnership interest in the Operating Partnership generally (i) will be equal to the amount of cash and the basis of any other property contributed to the Operating Partnership by the Trust plus the fair market value of the Shares it issues or cash it pays upon conversion of interests in the Operating Partnership, (ii) has been, and will be, increased by (a) its allocable share of the Operating Partnership’s income and (b) its allocable share of indebtedness of the Operating Partnership and of the Property Partnerships and (iii) has been, and will be, reduced (but not below zero) by the Trust’s allocable share of (a) the Operating Partnership’s loss and (b) the amount of cash distributed to the Trust, and by constructive distributions resulting from a reduction in the Trust’s share of indebtedness of the Operating Partnership and the Property Partnerships.

      If the allocation of the Trust’s distributive share of the Operating Partnership’s loss would reduce the adjusted tax basis of the Trust’s partnership interest in the Operating Partnership below zero, the loss is deferred until such time as the recognition of such loss would not reduce the Trust’s adjusted tax basis below zero. To the extent that the Operating Partnership’s distributions, or any decrease in the Trust’s share of the indebtedness of the Operating Partnership or a Property Partnership (each such decrease being considered a constructive cash distribution to the partners), would reduce the Trust’s adjusted tax basis below zero, such distributions (including such constructive distributions) would be includible as taxable income to the Trust in the amount of such excess. Such distributions and constructive distributions would normally be characterized as capital gain, and if the Trust’s partnership interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently, one year), the distributions and constructive distributions would constitute long-term capital gain. Based on Treasury Regulations to be issued, the tax rates applicable to such capital gain will likely vary depending on the precise amount of time such interest has been held by the Trust and the nature of the Operating Partnership’s property.

Sale of the Partnerships’ Property

      Generally, any gain realized by the Operating Partnership or a Property Partnership on the sale of property held by the Operating Partnership or a Property Partnership, or on the sale of partnership interests in the Property Partnerships, if the property or partnership interests are held for more than one year, will be long-term capital gain (except for any portion of such gain that is treated as depreciation or cost recovery recapture), and may result in capital gain distributions to the shareholders. See “— Taxation of Taxable Domestic Shareholders,” below.

      The Trust’s share of any gain realized on the sale of any property held by the Operating Partnership or a Property Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the trade or business of any of the Operating Partnership or the Property Partnerships will, however, be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership and the Property Partnerships intend to hold their properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating their properties and to make such occasional sales of such properties, including peripheral land, as are consistent with the investment objectives of the Trust and the Operating Partnership. Complete assurance cannot be given, however, that the Trust will be able to avoid owning property that may be characterized as property held “primarily for sale to customers in the ordinary course of business.”

Taxation of Taxable Domestic Shareholders

      As long as the Trust qualifies as a REIT, distributions made to the Trust’s taxable U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. shareholders as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as capital gain dividends will be taxed as gain from the sale or exchange of a capital asset held for more than one year (to the extent they do not exceed the Trust’s actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its stock. Subject to certain limitations, the Trust may further designate capital gain dividends as a “20% rate gain distribution” or an “unrecaptured section 1250 gain distribution,” in which case such dividends will be taxable to recipient individual shareholders when received at tax rates of 20% and 25%, respectively. Corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

      Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder’s shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a shareholder’s shares, they will be included in income as short-term or long-term capital gain (depending on the length of time the shares have been held) assuming the shares are a capital asset in the hands of the shareholder. In addition, any dividend declared by the Trust in October, November or December of any year payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Trust and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by the Trust during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Trust.

      In general, a domestic shareholder will realize capital gain or loss on the disposition of common shares equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition, and (ii) the shareholder’s adjusted basis of such common shares. Subject to certain exceptions, the maximum rate of tax on net capital gains of individuals, trusts and estates from the sale or exchange of capital assets held for more than one year is 20%. Any loss upon a sale or exchange of shares by a shareholder who has held such shares for six months or less (after applying certain holding-

period rules) will be treated as a long-term capital loss to the extent of distributions from the Trust required to be treated by such shareholder as long-term capital gain.

      The Trust may elect to retain its net long-term capital gains recognized during a taxable year (“Retained Gains”) and pay a corporate-level tax on such Retained Gains. Corporations are currently subject to a maximum 35 percent tax on recognized capital gains. A shareholder owning the Trust’s shares of beneficial interest on December 31 of any taxable year in which the Trust has Retained Gains would be required to include in gross income such shareholder’s proportionate share of the Retained Gains (as designated by the Trust in a notice mailed to shareholders within 60 days following the end of the taxable year). The amount of any corporate-level tax paid by the Trust in respect of the Retained Gains (the “Trust Tax”) would be treated as having been paid by the shareholders of the Trust and each shareholder would receive a credit for such shareholder’s share of the Trust Tax. A shareholder’s basis in his shares of beneficial interest would increase by the excess of such shareholder’s proportionate share of the Retained Gains over the shareholder’s share of the Trust Tax. Unless the Retained Gains were treated as actually distributed, it is possible that the Retained Gains might be subject to the Excise Tax.

Backup Withholding

      The Trust will report to its U.S. shareholders and the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such shareholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide the Trust with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, the Trust may be required to withhold a portion of capital gain distributions to shareholders who fail to certify their non-foreign status to the Trust. See “— Taxation of Foreign Shareholders.”

Taxation of Tax-Exempt Shareholders

      Generally, distributions to a tax-exempt entity from a real estate investment trust do not constitute unrelated business taxable income, as defined in Section 512(a) of the Code (“UBTI”), provided that the tax-exempt entity has not financed its acquisition of its shares with “acquisition indebtedness” within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity. Thus, distributions by the Trust to shareholders that are tax-exempt should not be taxable as UBTI, provided that no acquisition indebtedness was incurred with respect to such shares. However, for tax-exempt entities that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal service plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20), of the Code, respectively, income from an investment in the Trust will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for applicable purposes to offset the income generated by its investment in the Trust. These tax exempt shareholders should consult their own tax advisors concerning these “set aside” and reserve requirements.

      Some or all of the distributions by a real estate investment trust to a tax-exempt employee’s pension fund that owns more than 10% in value of the real estate investment trust would be treated as UBTI if the real estate investment trust constitutes a “pension-held REIT” and if other conditions are met. In order to constitute a “pension-held REIT” the real estate investment trust must meet the test for classification as a real estate investment trust only because tax-exempt pension funds are not treated as a single individual for purposes of the “five-or-fewer” rule (see “Risk Factors — Limitations on Changes in Control — Ownership Limit”) and either (A) one pension fund owns more than 25% in value of the real estate investment trust or (B) one or more pension funds (holding at least 10% in value of the real estate investment trust each) own, in the aggregate, more than 50% of the value of the real estate investment trust. In addition, the gross income of the real estate investment trust derived from activities that would constitute unrelated trades or businesses, computed as if the REIT was a “qualified trust,” must be at least five percent of the gross income of the real estate investment trust in the taxable year in which the distributions are made. The ownership limitations in the Trust’s Declaration of Trust (assuming no waiver by the Board of Trustees) would prevent the Trust from being classified as a “pension-held REIT.”

Taxation of Foreign Shareholders

      The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, “Non-U.S. Shareholders”) are complex, and no attempt will be made herein to provide more than a summary of the rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in the Common Shares offered hereby, including any reporting requirements, as well as the tax treatment of such an investment under their home country laws. If income from the investment in the Common Shares offered hereby is treated as “effectively connected” with the Non-U.S. Shareholder’s conduct of a United States trade or business or attributable to a permanent establishment that the Non-U.S. Shareholder maintains in the United States that is required by an applicable income tax treaty as a condition for subjecting the Non-U.S. Shareholder to tax on a “net income basis,” the Non-U.S. Shareholder generally will be subject to a tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to the dividends (and may also be subject to the “branch profits” tax in the case of a shareholder that is a foreign corporation). The remainder of this discussion assumes that the distributions do not constitute “effectively connected” income. Prospective investors whose investment in common shares may be “effectively connected” with the conduct of a United States trade or business should consult their own tax advisors as to the tax consequences thereof.

      Distributions by the Trust that are not attributable to gain from sales or exchanges by the Trust of United States real property interests and not designated by the Trust as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Trust. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. Distributions in excess of current and accumulated earnings and profits of the Trust will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder’s shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Shareholder’s shares, such distributions will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his shares in the Trust, as described below. The Trust expects to withhold United States income tax at the rate of 30% on the gross amount of any distributions made to a Non-U.S. Shareholder unless (i) a lower treaty rate applies and the Non-U.S. Shareholder files with the Trust all necessary forms required to establish eligibility for the lower rate and provides certification as to such eligibility, if necessary, or (ii) the Non-U.S. Shareholder files with the Trust all necessary forms certifying that the investment to which the distribution relates is “effectively connected” to a United States trade or business of such Non-U.S. Shareholder. Lower treaty rates generally applicable to dividend income may not necessarily apply to distributions from a REIT, such as the Trust. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. The Trust is obligated to withhold 10% of the amount of any distribution in excess of the Trust’s current and accumulated earnings and profits. However, amounts withheld are refundable if it is subsequently determined that the distribution was in excess of current and accumulated earnings and profits of the Trust and the amount withheld exceeded the Non-U.S. Shareholders’ United States tax liability, if any.

      For any year in which the Trust qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Trust of United States real property interests will be taxed to a Non-U.S.

Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). Under FIRPTA, these distributions are taxed to a Non-U.S. Shareholder as if the gain were “effectively connected” with a United States business. Non-U.S. Shareholders would be taxed at the normal capital gain rates applicable to domestic shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), without regard to whether such distributions are designated by the Trust as capital gain dividends. Also, distributions subject to FIRPTA may be subject to a “branch profits” tax in the hands of a foreign corporate shareholder at the rate of 30% unless reduced or eliminated by the treaty (“Branch Profits Tax”). The Trust is required by applicable income tax regulations that have been promulgated under the Code (the “Treasury Regulations”) to withhold 35% of any distribution that could be designated by the Trust as a capital gains dividend. This amount is creditable against the Non-U.S. Shareholder’s FIRPTA tax liability.

      Gain recognized by a Non-U.S. Shareholder upon a sale of shares generally will not be taxed under FIRPTA if the Trust is a “domestically controlled REIT,” defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. The Trust currently is a “domestically controlled REIT,” and anticipates continuing to be so classified, and therefore the sale of the common shares offered hereby should not be subject to taxation under FIRPTA. However, because the common shares will be publicly traded, no assurance can be given that the Trust will continue to so qualify. Notwithstanding the foregoing, any gain not otherwise subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in the shares is effectively connected with the Non-U.S. Shareholder’s United States trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to the gain (a shareholder that is a foreign corporation may also be subject to the Branch Profits Tax), or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States or maintains an office or a fixed place of business in the United States to which the gain is attributable, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals and, in the case of foreign corporations, subject to the possible application of the Branch Profits Tax).

      If the proceeds of a disposition of common shares are paid by or through a United States office of a broker, the payment is subject to information reporting requirements and to backup withholding unless the disposing Non-U.S. Shareholder certifies as to his name, address, and non-United States status or otherwise establishes an exemption. Generally, United States information reporting and backup withholding will not apply to the payment of disposition proceeds if the payment is made outside the United States through a non-United States broker. United States information reporting (but not backup withholding) will apply, however, to a payment of disposition proceeds outside the United States if (i) the payment is made through an office outside the United States that is either (a) a United States person, (b) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (c) a foreign partnership which is owned 50% or more by United States persons or is engaged in United States trade or business, (d) a United States branch of a foreign bank or foreign insurance company, or (e) a “controlled foreign corporation” for United States federal income tax purposes, and (ii) the broker fails to obtain documentary evidence that the Shareholder is a Non-U.S. Shareholder and that certain conditions are met or that the Non-U.S. Shareholder is otherwise entitled to an exemption.

Taxation of Holders of Debt Securities

      As used herein, the term “U.S. Holder” means a holder of a Debt Security who (for United States Federal income tax purposes) is (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate, the income of which is subject to United States federal income tax without regard to its source, (iv) a Trust if a court within the United States is able to exercise primary supervision over the administration of the Trust and one or more United States persons have the authority to control all substantial decisions of the Trust, or (v) any other person who is subject to United States Federal income taxation on a net income basis with respect to a Debt Security and “U.S. Alien Holder” means a holder of a Debt Security who is not a U.S. Holder. In the case of a holder of a Debt Security that is a partnership for United States tax purposes, each partner will take into account its allocable share of income or loss from the Debt Security, and will take such income or loss into account under the rules of taxation applicable to such partner, taking into account the partnership and the partner.

U.S. Holders

  Payments of Interest

      Interest on a Debt Security will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued, depending on the U.S. Holder’s method of accounting for tax purposes.

  Purchase, Sale and Retirement of the Debt Securities

      A U.S. Holder’s tax basis in a Debt Security will generally be its U.S. dollar cost.

      A U.S. Holder will generally recognize gain or loss on the sale or retirement of a Debt Security equal to the difference between the amount realized on the sale or retirement and the U.S. Holder’s tax basis in the Debt Security. Except to the extent attributable to accrued but unpaid interest, gain or loss recognized on the sale or retirement of a Debt Security will be capital gain or loss and will be a long-term capital gain or loss if the Debt Security was held for more than one year.

U.S. Alien Holders

      This discussion assumes that the Debt Security is not subject to the rules of Section 871(h)(4)(A) of the Code (relating to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party).

      Under present United States Federal income and estate tax law, and subject to the discussion of backup withholding above:

(i)	payments of principal, premium (if any) and interest by the Operating Partnership or any of its paying agents to any holder of a Debt Security that is a U.S. Alien Holder will not be subject to United States Federal withholding tax if, in the case of interest (a) the beneficial owner of the Debt Security does not actually or constructively own 10% or more of the capital or profits interest in the Operating Partnership, (b) the beneficial owner of the Debt Security is not a controlled foreign corporation that is related to the Operating Partnership through stock ownership, (c) the beneficial owner of the Debt Security is not a bank whose receipt of interest in the Debt Security is described in Section 881(c)(3)(A) of the Code; and (d) either (A) the beneficial owner of the Debt Security certifies to the Operating Partnership or its agent, under penalties of perjury, that it is not a U.S. person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) and holds the Debt Security certifies to the Operating Partnership or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof;

(ii)	a U.S. Alien Holder of a Debt Security will not be subject to United States Federal withholding tax on any gain realized on the sale or exchange of a Debt Security; and

(iii)	a Debt Security held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual’s gross estate for purposes of the United States Federal estate tax as a result of the individual’s death if (a) the individual did not actually or constructively own 10% or more of the capital or profits interest in the Operating Partnership, and (b) the income on the Debt Security would not have been effectively connected with a United States trade or business of the individual at the time of the individual’s death.

      Special rules may apply in the case of U.S. Alien Holders (i) that are engaged in a United States trade or business, (ii) that are former citizens or long term residents of the United States, “controlled foreign corporations,” “foreign personal holding companies,” corporations which accumulate earnings to avoid United States Federal income tax, and certain foreign charitable organizations, each within the meaning of the Code, or (iii) certain non-resident alien individuals who are present in the United States for 183 days of more during a taxable year. Such persons are urged to consult their own tax advisors before purchasing a Debt Security.

PLAN OF DISTRIBUTION

      The Trust and/or the Operating Partnership, as the case may be, may sell the Securities being offered hereby: (a) directly to purchasers; (b) through agents; (c) through underwriters; (d) through dealers; or (e) through a combination of any such methods of sale. The Securities may also be used as all or part of the consideration to be paid by the Trust or the Operating Partnership for the acquisition of non-operating assets for which financial statements would not be required to be filed with the Commission, or in exchange for units of limited partnership interest of the Operating Partnership. In addition, common shares may be offered hereby in exchange for certain debt securities of the Operating Partnership that are exchangeable for such common shares.

      The distribution of the Securities may be effected from time to time in one or more transactions: (a) at a fixed price or at final prices, which may be changed; (b) at market prices prevailing at the time of sale; (c) at prices related to such prevailing market prices; or (d) at negotiated prices. Offers to purchase Securities may be solicited directly by the Trust or the Operating Partnership, as the case may be, or by agents designated by the Trust or the Operating Partnership, as the case may be, from time to time. Any such agent, which may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”), involved in the offer or sale of the Securities in respect of which this prospectus is delivered will be named, and any commissions payable by the Trust or the Operating Partnership, as the case may be, to such agent will be set forth, in the applicable prospectus supplement.

      If an underwriter is, or underwriters are, utilized in the offer and sale of Securities in respect of which this prospectus and the accompanying prospectus supplement are delivered, the Trust and/or the Operating Partnership will execute an underwriting agreement with such underwriter(s) for the sale to it or them and the name(s) of the underwriter(s) and the terms of the transaction, including any underwriting discounts and other items constituting compensation of the underwriters and dealers, if any, will be set forth in such prospectus supplement, which will be used by the underwriter(s) to make resales of the Securities in respect of which this prospectus and such prospectus supplement are delivered to the public. The securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      If a dealer is utilized in the sale of the Securities in respect of which this prospectus is delivered, the Trust and/or the Operating Partnership will sell such Securities to the dealer, as principal. The Dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be identified in the applicable prospectus supplement.

      If an agent is used in an offering of securities being offered by this prospectus, the agent will be named, and the terms of the agency will be described, in the applicable prospectus supplement relating to the offering. Unless otherwise indicated in the prospectus supplement, an agent will act on a best efforts basis for the period of its appointment.

      If indicated in the applicable prospectus supplement, the issuer(s) of the Securities to which the prospectus supplement relates will authorize underwriters or their other agents to solicit offers by certain institutional investors to purchase Securities from the issuer(s) pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. In all cases, these purchasers must be approved by the issuer(s) of the Securities. The obligations of any purchaser under any of these contracts will not be subject to any conditions except that (a) the purchase of the securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject and (b) if the securities are also being sold to underwriters, the issuer(s) must have sold to these underwriters the securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

      Certain of the underwriters, dealers or agents utilized by the Trust and/or the Operating Partnership in any offering hereby may be customers of, including borrowers from, engage in transactions with, and perform services for, the Trust and/or the Operating Partnership or one or more of their respective affiliates in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled, under agreements which may be entered into with the Trust or the Operating Partnership, as the case may be, to indemnification against certain civil liabilities, including liabilities under the Securities Act.

      Until the distribution of the Securities is completed, rules of the Commission may limit the ability of the underwriters and certain selling group members, if any, to bid for and purchase the Securities. As an exception to these rules, the representatives of the underwriters, if any, are permitted to engage in certain transactions that stabilize the price of the Securities. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Securities.

      If underwriters create a short position in the Securities in connection with the offering thereof, (i.e., if they sell more Securities than are set forth on the cover page of the applicable prospectus supplement), the representatives of such underwriters may reduce that short position by purchasing Securities in the open market. Any such representatives also may elect to reduce any short position by exercising all or part of any over-allotment option described in the applicable prospectus supplement.

      Any such representatives also may impose a penalty bid on certain underwriters and selling group members. This means that if the representatives purchase Securities in the open market to reduce the underwriters’ short position or to stabilize the price of the Securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering thereof.

      In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the offering.

      Neither the Company nor any of the underwriters, if any, makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Securities. In addition, neither the Company nor any of the underwriters, if any, makes any representation that the representatives of the underwriters, if any, will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

      The anticipated date of delivery of the Securities offered by this prospectus will be described in the applicable prospectus supplement relating to the offering. The Securities offered by this prospectus may or may not be listed on a national securities exchange or a foreign securities exchange. We cannot give any assurances that there will be a market for any of the Securities offered by this prospectus and any prospectus supplement.

      We estimate that the total expenses we will incur in offering the Securities to which this prospectus relates, excluding underwriting discounts and commissions, if any, will be approximately $1,147,500.

LEGAL MATTERS

      Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania, has rendered an opinion with respect to the legality of the Securities to be issued by the Operating Partnership. Saul Ewing LLP, Baltimore, Maryland, has rendered an opinion with respect to the legality of the Securities to be issued by the Trust. The statements in this prospectus under the caption “Federal Income Tax Considerations with Respect to the Trust and the Operating Partnership” and the other statements herein relating to the Trust’s qualification as a real estate investment trust will be passed upon for the Trust by Wolf, Block, Schorr and Solis-Cohen LLP, although such firm has rendered no opinion as to matters involving the imposition of non-U.S. taxes on the operations of, and distributions of payments from, the Trust’s United Kingdom affiliate.

EXPERTS

      Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Reports on Form 10-K for the year ended December 31, 2000, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

NO DEALER, SALES PERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS.

TABLE OF CONTENTS

PROSPECTUS

      No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its respective date.

TABLE OF CONTENTS

Prospectus Supplement

2,700,000 Shares

Common Shares of

Beneficial Interest

PROSPECTUS SUPPLEMENT

Goldman, Sachs & Co.